UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Valley National Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1	2019 Proxy Statement

1455 VALLEY ROAD
WAYNE, NEW JERSEY 07470
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD, WEDNESDAY, APRIL 17, 2019

To Our Shareholders:
We invite you to the Annual Meeting of Shareholders of Valley National Bancorp ("Valley") to be held at 100 Furler Street, Totowa, NJ on Wednesday, April 17, 2019 at 9:00 a.m., local time to vote on the following matters:

1.	Election of 12 directors;
2.	Ratification of the appointment of KPMG LLP as Valley's independent registered public accounting firm for the fiscal year ending December 31, 2019;
3.	An advisory vote on executive compensation; and
4.	A shareholder proposal if properly presented at the Annual Meeting.
We provide access to our proxy materials to certain of our shareholders via the Internet instead of mailing paper copies of the materials. This reduces both the amount of paper necessary to produce the materials and the costs associated with printing and mailing the materials to all shareholders. The Notice of Internet Availability of Proxy Materials ("E-Proxy Notice"), which contains instructions on how to access the notice of annual meeting, proxy statement and annual report on the Internet and how to execute your proxy, is first being mailed to holders of our common stock on or about March 8, 2019. This notice also contains instructions on how to request a paper copy of the proxy materials.
Only shareholders of record at the close of business on Tuesday, February 19, 2019 are entitled to notice of, and to vote at the meeting. Your vote is very important. Whether or not you plan to attend the meeting, please vote in accordance with the instructions provided in the E-Proxy Notice. If you receive paper copies of the proxy materials, please execute and return the enclosed proxy card in the envelope provided or submit your proxy by telephone or the Internet as instructed on the enclosed proxy card. The prompt return of your proxy will save Valley the expense of further requests for proxies.
Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Only shareholders or their valid proxy holders may address the meeting. Please allow ample time for the admission process. See information on page 3 – "Annual Meeting Attendance."
If you accessed this proxy statement through the Internet after receiving an E-Proxy Notice, you may cast your vote by telephone or over the Internet by following the instructions in that Notice. If you received this proxy statement by mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card.
We appreciate your participation and interest in Valley.
Sincerely,

Ira Robbins	Gerald H. Lipkin
President and Chief Executive Officer	Chairman
Wayne, New Jersey
March 8, 2019
Important notice regarding the availability of proxy materials for the 2019 Annual Meeting of Shareholders: This Proxy Statement for the 2019 Annual Meeting of Shareholders, our 2018 Annual Report to Shareholders and the proxy card or voting instruction form are available on our website at: http:www.valley.com/filings.html.

VALLEY NATIONAL BANCORP
1455 Valley Road
Wayne, New Jersey 07470
PROXY STATEMENT

GENERAL INFORMATION
We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Valley National Bancorp ("Valley," the "Company," "we," "our" and "us") for use at Valley’s 2019 Annual Meeting of Shareholders (the "Annual Meeting") and at any adjournment or postponement of the meeting. You are cordially invited to attend the meeting, which will be held at 100 Furler Street, Totowa, NJ, on Wednesday, April 17, 2019 at 9:00 a.m., local time. This proxy statement is first being made available to shareholders on or about March 8, 2019.
E-PROXY
Pursuant to the rules of the Securities and Exchange Commission ("SEC"), we are furnishing our proxy materials to certain shareholders over the Internet. Most shareholders are receiving by mail a Notice of Internet Availability of Proxy Materials ("E-Proxy Notice"), which provides general information about the annual meeting, the matters to be voted on at the annual meeting, the website on which our proxy statement and annual report are available for review, printing and downloading, and instructions on how to submit proxy votes. The E-Proxy Notice also provides instructions on how to request a paper copy of the proxy materials and how to elect to receive a paper copy of the proxy materials or electronic copy of the proxy materials by e-mail for future meetings.
Shareholders who are current employees of Valley or who have elected to receive proxy materials via electronic delivery will receive via e-mail the proxy statement, annual report and instructions on how to vote. Shareholders who elect to receive paper copies of the proxy materials will receive these materials by mail.
The 2019 notice of annual meeting of shareholders, this proxy statement, the Company’s 2018 annual report to shareholders and the proxy card or voting instruction form are referred to as our "proxy materials", and are available electronically at the following website: http:www.valley.com/filings.html.
SHAREHOLDERS ENTITLED TO VOTE
The record date for the meeting is Tuesday, February 19, 2019. Only holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

On the record date there were 331,564,079 shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.
HOUSEHOLDING
When more than one holder of our common stock shares the same address, we may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Valley common stock in "street name" for more than one beneficial owner with the same address may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.
We will deliver promptly upon written or oral request a separate copy of the E-Proxy Notice or set of proxy materials, as applicable, to any shareholder of record at a shared address to which a single copy of those documents was delivered. To receive these additional copies, you may write or call Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, at 1455 Valley Road, Wayne, NJ 07470, telephone (973) 305-3380 or e-mail her at tzarkadas@valley.com. If your shares are held in "street name", you should contact the broker or other intermediary who holds the shares on your behalf to request an additional copy of the E-Proxy Notice or set of proxy materials.
If you are a shareholder of record and are either receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single E-Proxy Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact Ms. Zarkadas at the address or telephone number above. If your shares are held in "street name", you should contact the broker or other intermediary who holds the shares on your behalf.
PROXIES AND VOTING PROCEDURES
Your vote is important and you are encouraged to vote your shares promptly. Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends—that is:

•	Item 1 – FOR the election of each of the 12 nominees for director named in this proxy statement;

2019 Proxy Statement	1

•	Item 2 – FOR the ratification of the appointment of KPMG LLP;

•	Item 3 – FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	Item 4 – AGAINST the shareholder proposal.
We are offering you three alternative ways to vote your shares:
BY INTERNET. If you wish to vote using the Internet, you can access the web page at www.voteproxy.com and follow the on-screen instructions or scan the QR code on your E-Proxy Notice or proxy card with your smartphone. Have your proxy card available when you access the web page.
BY TELEPHONE. If you wish to vote by telephone, call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow instructions. Have your E-Proxy Notice or proxy card available when you call.
BY MAIL. To vote your proxy by mail, please sign your name exactly as it appears on your proxy card, date, and mail your proxy card in the envelope provided as soon as possible.
Regardless of the method that you use to vote, you will be able to vote in person or revoke your earlier proxy if you follow the instructions provided below in the sections entitled "Voting in Person" and "Revoking Your Proxy". If you are a participant in the Company’s Dividend Reinvestment Plan, the shares that are held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone or by Internet.
If you are an employee or former employee of the Company, and hold our shares in our Savings and Investment Plan (401(k) plan), you will receive a separate proxy card representing the total shares you own through this plan. The proxy card will serve as a voting instruction form for the plan trustee. The plan trustee will vote plan shares for which voting instructions are not received in the same proportion as the shares for which instructions were received under the plan.
VOTING IN PERSON.  The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted, as described below.

REVOKING YOUR PROXY
You can revoke your proxy at any time before it is exercised by:

•	Delivery of a properly executed, later-dated proxy; or

•	A written revocation of your proxy.
A later-dated proxy or written revocation must be received before the meeting by the Corporate Secretary of the Company, Valley National Bancorp, at 1455 Valley Road, Wayne, NJ 07470, or it must be delivered to the Corporate Secretary at the meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the Internet. You will be able to change your vote as many times as you wish prior to the Annual Meeting and the last vote received chronologically will supersede any prior votes.
QUORUM REQUIRED TO HOLD THE ANNUAL MEETING
The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary power to vote with respect to that item and has not received voting instructions from the beneficial owner. Brokers do not have discretionary power to vote on the following items absent instructions from the beneficial owner: the election of directors, the advisory vote on executive compensation, or the shareholder proposal.
REQUIRED VOTE

•
To be elected to a new term, directors must receive a majority of the votes cast (the number of shares voted "FOR" a nominee must exceed the number of shares voted "AGAINST" the nominee). Abstentions and broker non-votes are not counted as votes cast and have no effect on the election of a director. If there is a contested election (which is not the case in 2019), directors would be elected by a plurality of votes cast at the Annual Meeting.

•
The ratification of the appointment of KPMG LLP will be approved if a majority of the votes cast are voted FOR the proposal. Abstentions and broker non-votes are not counted as votes cast and will have no impact on the outcome.

•	The advisory vote on executive compensation will be approved if a majority of the votes cast are voted

2	2019 Proxy Statement

FOR the proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome.

•
The shareholder proposal will be approved if a majority of the votes cast are voted FOR the proposal. Abstentions and broker non-votes are not counted as votes cast and will have no impact on the outcome.

ANNUAL MEETING ATTENDANCE
Only shareholders or their proxy holders and Valley guests may attend the Annual Meeting. For registered shareholders receiving paper copies or the proxy materials, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting. For other registered shareholders, please bring your E-Proxy Notice to be admitted to the meeting.
If your shares are held in street name, you must bring to the meeting evidence of your stock ownership indicating that you beneficially owned the shares on the record date for voting and a valid form of photo identification to be allowed access. If you wish to vote at the meeting, you must bring a proxy executed in your favor from the holder of record.
METHOD AND COST OF PROXY SOLICITATION
This proxy solicitation is being made by our Board of Directors and we will pay the cost of soliciting proxies. Proxies may be solicited by officers, directors and employees of the Company in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. In accordance with the regulations of the SEC and the NASDAQ, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to their customers who are beneficial owners of Valley common stock. We are paying Equiniti (US) Services LLC a fee of $7,000 plus out of pocket expenses to assist with solicitation of proxies.

2019 Proxy Statement	3

ITEM 1
ELECTION OF DIRECTORS
DIRECTOR INFORMATION
Our Board is recommending 12 nominees for election as directors at our annual meeting. All nominees currently serve as directors on our Board. Other than Ms. Lisa Schultz, who was appointed to our Board in January 2019, all nominees were elected by you at our 2018 annual meeting of shareholders. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size. The Board has no reason to believe any nominee is not available or will not serve if elected.
Each director is nominated to serve until our 2020 annual meeting or until a successor is duly elected and qualified.
Mr. Lipkin, who has been on the Board since 1986, will not serve as Chairman after the Annual Meeting and will retire from the Board at the end of 2019. Gerald Korde, who joined the Board in 1989 and Pam Bronander who joined the Board in 1993, are retiring from the Board after the Annual Meeting. We thank them for their service and the expertise they shared with the Board.
In selecting these nominees, our CEO, the Nominating and Corporate Governance Committee (Nominating Committee) and the Board refreshed its focus on aspects of corporate governance highlighted in the “Corporate Governance” section below.
The biography of each nominee is set out below and contains information regarding the nominee’s tenure as a director, their age, business experience, other public company directorships held during the last five years, non-public directorships and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should be nominated to serve as a director.
The Board considers certain personal characteristics including:

•	experience;

•	integrity;

•	judgment;

•	a collaborative approach in working with other directors; and

•	the time commitment available to the Company from the nominee.
The Nominating Committee focused on a mix of characteristics and skills that it thought appropriate for the functioning of the Board in its oversight role. The Nominating

Committee considered a skills matrix that represents certain of the skills that the Committee identified as particularly valuable to the effective oversight of the Company and execution of its business. The following matrix shows those skills and the number of directors having each skill, highlighting the diversity of skills on the Board.

Director Experience
Business/Market Knowledge	12
CEO/Business Head	10
Finance, Audit & Tax	6
Financial Services Industry	5
Banking or Bank Regulatory	4
Risk Management	2
Public Company Finance/Accounting	2
Public Company Corporate Governance	2
Capital Markets	1

Director Tenure 2019
< 5 Years	3
5-10 Years	2
10-20 Years	4
20+ Years	3

4	2019 Proxy Statement

Ira Robbins, 44

President and Chief Executive Officer of Valley National Bancorp and Valley National Bank.
Director since: 2018

Mr. Robbins joined Valley in 1996 as part of the Bank's Management Associate Program and has held several key positions throughout the Bank for over 20 years. In 2009, he was awarded the title of First Senior Vice President and Treasurer and he was promoted to Executive Vice President in 2013. In 2016, Mr. Robbins was recognized for his invaluable contributions to the Bank’s growth with a promotion to Senior Executive Vice President. In 2017, he was appointed as President of Valley National Bank and assumed the role of President and CEO of the Company and Valley National Bank in 2018. Mr. Robbins serves as a board member for the Jewish Vocational Service of MetroWest NJ (JVS) and is also a member of the Morris Habitat for Humanity Leadership Council. He is an active supporter of several other philanthropic organizations throughout the community as well. Mr. Robbins received a Bachelor of Science Degree in Finance and Economics from Susquehanna University and received his Masters of Business Administration Degree in Finance from Pace University. He is also a graduate of the Stonier Graduate School of Banking. Mr. Robbins' education, his over 20 years of experience in banking in conjunction with his leadership ability make him a valuable member of our Board of Directors.

Andrew B. Abramson, 65

President and Chief Executive Officer, Value Companies, Inc. (a real estate development and property management firm).
Director since: 1994

Mr. Abramson is a licensed real estate broker in the States of New Jersey and New York. He graduated from Cornell University with a Bachelor’s Degree, and a Master’s Degree, both in Civil Engineering. With 39 years as a business owner, an investor and developer in real estate, he brings management, financial, and real estate market experience and expertise to Valley’s Board of Directors.

Peter J. Baum, 63

Chief Financial Officer and Chief Operating Officer, Essex Manufacturing, Inc. (manufacturer, importer and distributor of consumer products).
Director since: 2012

Mr. Baum joined Essex Manufacturing, Inc. in 1978 as an Asian sourcing manager. Essex Manufacturing, Inc. has been in business over 60 years and imports various consumer products from Asia. Essex distributes these products to large retail customers in the U.S. and globally. Mr. Baum graduated from The Wharton School at the University of Pennsylvania in 1978 with a B.S. in Economics. Mr. Baum brings over 40 years of business experience including as a business owner for 20 years. Mr. Baum also brings financial experience and expertise to Valley’s Board of Directors. Mr. Baum appears on CNBC (US & Asia) providing commentary on Asia developments.

2019 Proxy Statement	5

Eric P. Edelstein, 69

Consultant.
Director since: 2003

Mr. Edelstein is a former Director of Aeroflex, Incorporated and Computer Horizon Corp.; former Executive Vice President and Chief Financial Officer of Griffon Corporation (a diversified manufacturing and holding company), and a former Managing Partner at Arthur Andersen LLP (an accounting firm). Mr. Edelstein was employed by Arthur Andersen LLP for 30 years and held various roles in the accounting and audit division, as well as the management consulting division. He received his Bachelor’s Degree in Business Administration and his Master’s Degree in Professional Accounting from Rutgers University. With 32 years of experience as a practicing CPA and as a management consultant, Mr. Edelstein brings in-depth knowledge of generally accepted accounting and auditing standards as well as a wide range of business expertise to our Board. He has worked with audit committees and boards of directors in the past and provides Valley’s Board of Directors with extensive experience in auditing and preparation of financial statements.

Graham O. Jones, 74

Partner and Attorney, law firm of Jones & Jones.
Director since: 1997

Mr. Jones has been practicing law since 1969, with an emphasis on banking law since 1980. He has been a Partner of Jones & Jones since 1982 and served as the former President and Director of Hoke, Inc., (manufacturer and distributor of fluid control products). He was a Director and General Counsel for 12 years at Midland Bancorporation, Inc. and Midland Bank & Trust Company. Mr. Jones was a partner at Norwood Associates II for 10 years and was a

President and Director for Adwildon Corporation (bank holding company). Mr. Jones received his Bachelor’s Degree from Brown University and his Juris Doctor Degree from the University of North Carolina School of Law. With his business and banking affiliations, including partnerships and directorships, as well as professional and civic affiliations, he brings a long history of banking law expertise and a variety of business experience and professional achievements to Valley’s Board of Directors.

Michael L. LaRusso, 73

Financial Consultant.
Director since: 2004

Mr. LaRusso is a former Executive Vice President and a Director of Corporate Monitoring Group at Union Bank of California. He held various positions as a federal bank regulator with the Comptroller of the Currency for 23 years and assumed a senior bank executive role for 15 years in large regional and/or multinational banking companies (including Wachovia, Citicorp and Union Bank of California). He holds a Bachelor’s Degree in Finance from Seton Hall University and he is also a graduate of the Stonier School of Banking. Mr. LaRusso’s extensive management and leadership experience with these financial institutions positions him well to serve on Valley’s Board of Directors.

6	2019 Proxy Statement

Marc J. Lenner, 53

Chief Executive Officer and Chief Financial Officer of Lester M. Entin Associates (a real estate development and management company).
Director since: 2007

Mr. Lenner became the Chief Executive Officer and Chief Financial Officer at Lester M. Entin Associates in January 2000 after serving in various other executive positions within the company. He has experience in multiple areas of commercial real estate markets throughout the country (with a focus in the New York tri-state area), including management, acquisitions, financing, development and leasing. Mr. Lenner is the Co-Director of a charitable foundation where he manages a multi-million dollar equity and bond portfolio. Prior to Lester M. Entin Associates, he was employed by Hoberman Miller Goldstein and Lesser, P.C., an accounting firm. He attended Muhlenberg College where he earned a Bachelor’s Degree in both Business Administration and Accounting. With Mr. Lenner’s financial and professional background, he provides management, finance and real estate experience to Valley’s Board of Directors.

Gerald H. Lipkin, 78

Chairman of the Board
Director since: 1986
Other directorships: Federal Reserve Bank of New York (FRBNY); Federal Home Loan Bank of New York (FHLBNY)

Mr. Lipkin began his career at Valley in 1975 as a Senior Vice President and lending officer, and has spent his entire business career directly in the banking industry. He became CEO and Chairman of Valley in 1989. Prior to joining Valley, he spent 13 years in various positions with the Comptroller of the Currency as a bank examiner and then Deputy Regional Administrator for the New York region. Mr. Lipkin was elected a Class A director to the Federal Reserve Bank of New York in 2013. He serves on the Federal Home Loan

Bank of New York’s Board as a Member Director representing New Jersey for a four year term that commenced on January 1, 2018. Mr. Lipkin is a graduate of Rutgers University where he earned a Bachelor’s Degree in Economics. He received a Master’s Degree in Business Administration in Banking and Finance from New York University. He is also a graduate of the Stonier School of Banking. Mr. Lipkin’s education, his over 53 years of experience in lending and commercial banking in conjunction with his leadership ability make him a valuable member of our Board of Directors.

Suresh L. Sani, 54

President, First Pioneer Properties, Inc. (a commercial real estate management company).
Director since: 2007

Mr. Sani is a former associate at the law firm of Shea & Gould. As president of First Pioneer Properties, Inc., he is responsible for the acquisition, financing, developing, leasing and managing of real estate assets. He has over 27 years of experience in managing and owning commercial real estate in Valley’s lending market area. Mr. Sani received his Bachelor’s Degree from Harvard College and a Juris Doctor Degree from the New York University School of Law. He brings a legal background, small business network management and real estate expertise to Valley’s Board of Directors.

2019 Proxy Statement	7

Melissa (Lisa) J. Schultz, 57

Director since: 2019

Ms. Schultz retired as co-head of Capital Markets at Keefe, Bruyette & Woods, a Stifel Company, as of year-end 2018. She joined KBW as part of the merger between Stifel Financial and Keefe, Bruyette. She joined Stifel as part of the merger between Stifel and Ryan, Beck & Co, where she was the Director of Equity and Fixed Income Capital Markets. During her tenure, she has had primary responsibility for raising billions of dollars of capital for US depository institutions. She started her career at Drexel Burnham Lambert in 1983. She received her Bachelor’s Degree from Simmons College in 1983. With Ms. Schultz’s experience, she brings expertise in strategic positioning, investor perspective, capital alternatives and the financial services markets to the Board of Directors.

Jennifer W. Steans, 55

President and CEO, Financial Investments Corporation, ("FIC"), a private asset management firm.
Director since: 2018
Other directorships: MB Financial, Inc.; USAmeriBancorp, Inc.

Ms. Steans is the President and CEO of Financial Investments Corporation (“FIC”), a private asset management firm, where she oversees private equity investments and the Steans Family Office operations. Ms. Steans served as the Chairman of USAmeriBancorp, Inc., from its organization in 2006 until it was acquired by Valley on January 1, 2018.  Ms. Steans also served as a director of MB Financial, Inc. (MBFI), a publicly traded regional bank holding company located in Chicago, from August 2014 until January 1, 2018 when she resigned to become a director of Valley.   From 2008 until it was acquired by MB Financial in August 2014, Ms. Steans served as a director of Cole Taylor Bank and Taylor Capital.  She is a director of a variety of privately held entities including Provest Holdings, LLC, Centerline Solutions, and Catastrophe Solutions International.  In addition, she serves on the Advisory Board for Carlyle Asia Growth Partners III, LP, Laramar Multi-Family Value Fund, Resource Land Fund, and Siena Capital Partners. Ms. Steans also serves on a number of nonprofit entities, including the Chicago Foundation for Women, Kellogg Advisory Board, and RUSH University Medical Center.  Ms. Steans received a BS from Davidson College and an MBA from The Kellogg School of Management at Northwestern University. Ms. Steans brings to the Board a strong financial background, experience and knowledge about banking strategy from serving on the boards of  other bank holding companies  and diverse business experience from her service as a director of private companies.

8	2019 Proxy Statement

Jeffrey S. Wilks, 59

Principal and Executive Vice President of Spiegel Associates (a real estate ownership and development company).
Director since: 2012
Other directorships: State Bancorp, Inc.

Mr. Wilks served as a director of State Bancorp, Inc. from 2001 to 2011 and was appointed to Valley’s Board of Directors in connection with Valley’s acquisition of State Bancorp, Inc., effective January 1, 2012. From 1992 to 1995 Mr. Wilks was an Associate Director of Sandler O’Neill, an investment bank specializing in the banking industry. Prior to that, Mr. Wilks was a Vice President of Corporate Finance at NatWest USA and Vice President of NatWest USA Capital Corp. and NatWest Equity Corp., each an investment affiliate of NatWest USA. Mr. Wilks serves on the board of directors of the New Cassell Business Association, is a member of the Board of Trustees of Central Synagogue, New York, is a member of the board of the Museum at Eldridge Street, and is a member of the Board of City Parks Foundation. Mr. Wilks served as Director of the Banking and Finance Committee of the UJA - Federation of New York from 1991 to 2001. Mr. Wilks earned his BSBA in Accounting and Finance from Boston University. Mr. Wilks brings experience in banking, finance and investments to Valley’s Board of Directors.

RECOMMENDATION ON ITEM 1

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINATED SLATE OF DIRECTORS.

2019 Proxy Statement	9

ITEM 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee of the Board is directly responsible for the appointment of the independent registered public accounting firm retained to audit the Company’s financial statements as well as monitoring the performance, qualifications and independence of that firm. The Audit Committee has appointed KPMG LLP (KPMG) as the independent registered public accounting firm for the Company in 2019. KPMG has served as the Company’s independent registered public accounting firm continuously since 2008.
Before reappointing KPMG for 2019, the Audit Committee considered KPMG’s qualifications as an independent registered public accounting firm. This included a review of KPMG’s performance in prior years, its knowledge of the company and its operations, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the SEC on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. In addition, the Audit Committee interviews and approves the selection of KPMG’s new lead engagement partner with each rotation.
The fees billed for services rendered to us by KPMG for the years ended December 31, 2018 and 2017 were as follows:

	2018	2017
Audit fees	$1,625,000	$1,352,750
Audit-related fees (1)	491,000	330,000
Tax fees (2)	15,722	15,724
All other fees (3)	0	0
Total	$2,131,722	$1,698,474
__________
(1)	Fees paid for benefit plan audits, business combination (2018), and a review of Form S-4 registration statements and related expert consents (2017).
(2)	Includes fees rendered in connection with tax services relating to state and local matters.
(3)	KPMG did not provide "other services" during 2018 and 2017.
The Audit Committee maintains a formal policy concerning the pre-approval of audit and non-audit services to be provided by its independent registered public accountants to Valley. The policy requires that all services to be performed by KPMG, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy. At each subsequent Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent registered public accountants, and management may also present additional services for pre-approval.
All services rendered by KPMG are permissible under applicable laws and regulations, and the Audit Committee pre-approved all audit, audit-related and non-audit services performed by KPMG during fiscal 2018. Representatives of KPMG will be available at the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.
The Audit Committee believes that retaining KPMG in 2019 is in the best interests of the Company and our shareholders. Therefore, the Audit Committee requests that shareholders ratify the appointment.

RECOMMENDATION ON ITEM 2

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS VALLEY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

10	2019 Proxy Statement

REPORT OF THE AUDIT COMMITTEE
February 25, 2019
To the Board of Directors of Valley National Bancorp:
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP ("KPMG"), performs an annual independent audit of the financial statements and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.
The following is the report of the Audit Committee with respect to the audited financial statements for fiscal year 2018. With respect to fiscal year 2018, the Audit Committee has:

•	reviewed and discussed Valley’s audited financial statements with management and KPMG;

•	discussed with KPMG the scope of its services, including its audit plan;

•	reviewed Valley’s internal control procedures;

•	discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, adopted by the Public Company Accounting Oversight Board;

•
received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG their independence from management and Valley; and

•	approved the audit and non-audit services provided during fiscal year 2018 by KPMG.
Based on the foregoing review and discussions, the Audit Committee approved the audited financial statements to be included in our Annual Report on Form 10-K for fiscal year 2018.
Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2018 Annual Report on Form 10-K, a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. KPMG is also required by Section 404 to prepare and include as part of the Company’s 2018 Annual Report on Form 10-K, the auditors’ attestation report on management’s assessment.

During the course of 2018, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal control, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with KPMG. Management’s assessment report and the auditor’s attestation report are included as part of the 2018 Annual Report on Form 10-K.

Eric P. Edelstein, Chairman
Andrew B. Abramson
Peter J. Baum
Pamela R. Bronander
Michael L. LaRusso
Suresh L. Sani
Jeffrey S. Wilks

2019 Proxy Statement	11

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of Valley’s business through discussions with the Chairman and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. All members of the Board also serve as directors of the Bank. It is our policy that all directors attend the annual meeting absent a compelling reason, such as family or medical emergencies. In 2018, all directors attended our annual meeting.
Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and safe and sound banking principles. The Board has adopted corporate governance practices which the Board and senior management believe promote this purpose. Periodically, these governance practices, as well as the rules and listing standards of the NASDAQ and the regulations of the SEC, are reviewed by senior management, legal counsel and the Board.
TENURE AND REFRESHMENT
The Board believes its policies provide for refreshment and tenure limits. With respect to refreshment, Ms. Steans and Mr. Robbins were added in 2018, and Ms. Schultz was added in January 2019. With respect to tenure, two of our longest serving directors, Pamela Bronander and Gerald Korde are not standing for reelection this year. While Mr. Lipkin has been renominated as a director, he will not serve beyond the end of 2019.
BOARD LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT
Independent Oversight Structure. Our Board believes that an independent oversight function is a foundation of corporate governance. Since 2014 we have utilized an independent Lead Director to assure that the Board had independent leadership. We realize that some companies utilize an independent chairperson and others an independent Lead Director or Presiding Director. We also believe the structure of independent leadership should be examined regularly. During 2018, our Board utilized an independent Lead Director. The Board expects to continue to evaluate the best structure.
Risk Oversight. Our Board is currently comprised of 14 directors, of whom 11 are independent under NASDAQ guidelines. The Board has three standing independent committees with separate chairpersons - an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. We also have a Risk Committee with a separate chairman, which is responsible for overseeing risk management. In addition, our Audit Committee engages in oversight of financial statement risk exposures and our full Board regularly engages in discussions of risk management and receives reports on risk factors from our executive management, other Company officers and the chairman of the Risk Committee.
Lead Director. The Board created the position of Lead Director in 2014 and each year has appointed Mr. Abramson as its Lead Director. In accordance with our corporate governance guidelines, our independent directors elect the Lead Director. Our non-management directors meet in executive session regularly and our independent directors meet in executive session at least twice a year. These meetings are chaired by Mr. Abramson in his role as Lead Director.
Chairman/CEO Decision for 2018. For 2018, the Board determined to separate the Chairman and CEO positions. Considering the circumstances of the CEO succession that year and the duties and authority of the Lead Director, the Board also determined an independent Chairperson was unnecessary. The Board further believed that maintaining Mr. Lipkin’s continuing service as non-executive Chairman of the Board following his retirement as Chief Executive Officer provided an effective leadership model for our Board and our Company at that time.
DIRECTOR INDEPENDENCE
The Board has determined that 11 of our directors and all current members of the Nominating and Corporate Governance, Compensation and Human Resources, and Audit Committees are “independent” for purposes of the independence standards of the NASDAQ, and that all of the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. Our independent directors are: Andrew B. Abramson, Peter J. Baum, Pamela R. Bronander, Eric P. Edelstein, Gerald Korde, Michael L. LaRusso, Marc J. Lenner, Suresh L. Sani, Lisa Schultz, Jennifer W. Steans and Jeffrey S. Wilks.

To assist in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Company falls within these categories is independent:

•
A loan made by the Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the Bank’s credit risk department or independent loan review department, or by any bank regulatory agency which supervises the Bank;

12	2019 Proxy Statement

•
A deposit, trust, insurance brokerage, investment advisory, or similar customer relationship between Valley or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

•	The employment by Valley or its subsidiaries of any immediate family member of the director if the family member serves below the level of a senior vice president;

•
Annual contributions by Valley or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $30,000 in any calendar year;

•	Purchases of goods or services by Valley or any of

its subsidiaries from a business in which a director or his or her spouse or minor children is a partner,shareholder or officer, if the director, his or her spouse and minor children own five percent (5%) or less of the equity interests of that business and do not serve as an executive officer of the business; or

•
Purchases of goods or services by Valley, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of $200,000 or five percent (5%) of the gross revenues of the business.

The Board considered the following categories together with the information set forth under "Certain Transactions with Management", for each director it determined was independent:

Name	Loans*	Trust Services/ Assets Under Management	Banking Relationship with VNB	Professional Services to Valley
Andrew B. Abramson	Commercial and Residential Mortgages, Personal and Commercial Line of Credit	Trust Services	Checking, Savings, Certificate of Deposit	None
Peter J. Baum	Commercial Mortgage	None	Checking	None
Pamela R. Bronander	Commercial and Personal Line of Credit, Home Equity	None	Checking, Savings, Certificate of Deposit	None
Eric P. Edelstein	Residential Mortgage	None	Checking	None
Gerald Korde	Commercial, Commercial Mortgage and Personal Line of Credit	None	Checking, Money Market	None
Michael L. LaRusso	Personal Line of Credit	None	Checking, Money Market	None
Marc J. Lenner	Commercial Mortgage, Residential Mortgage, Personal Line of Credit and Home Equity	Trust Services	Checking, Money Market, Certificate of Deposit, IRA	None
Suresh L. Sani	Commercial Mortgage	None	Checking, Money Market	None
Lisa J. Schultz	None	None	Checking, Money Market	None
Jennifer W. Steans	None	None	Money Market	None
Jeffrey S. Wilks	Commercial Mortgage, Personal Line of Credit	None	Checking	None
____________
* In compliance with Regulation O.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS
Valley’s Corporate Governance Guidelines require the Board to hold separate executive sessions for both independent and non-management directors.  The Board holds an executive session at least twice a year with only independent directors and regularly holds an executive session with only non-

management directors. In each instance the Lead Director is the presiding director for the session.
SHAREHOLDER AND INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS
The Board of Directors has established the following procedures for shareholder or interested party

2019 Proxy Statement	13

communications with the Board of Directors or with the Lead Director of the Board:

•
Shareholders or interested parties wishing to communicate with the Board of Directors, the non-management or independent directors, or with the Lead Director should send any communication to Valley National Bancorp, Corporate Secretary, at 1455 Valley Road, Wayne, NJ 07470. Any such communication should state the number of shares owned by the shareholder.

•
The Corporate Secretary will forward such communication to the Board of Directors or, as appropriate, to the particular committee chairman or to the Lead Director, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors in which case the Corporate Secretary has the authority to determine the appropriate disposition of the communication. All such communications will be kept confidential to the extent possible.

•
The Corporate Secretary will maintain a log and copies of all such communications for inspection and review by any Board member or by the Lead Director, and will regularly review all such communications with the Board or the appropriate committee chairman or with the Lead Director at the next meeting.

COMMITTEES OF THE BOARD OF DIRECTORS; BOARD OF DIRECTORS MEETINGS
In 2018, the Board of Directors maintained an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. Only independent directors serve on these committees. In addition to these committees, the Company and the Bank also maintain a number of committees to oversee other areas of Valley’s operations. These include a Community Reinvestment Act Committee, Investment Committee, Pension/Savings & Investment Trustees Committee, Risk Committee and a Trust Committee.
Each director attended at least 96% or more of the meetings of the Board of Directors and of each committee on which he or she served for the year ended December 31, 2018. Our Board met 12 times during 2018.
The following table presents 2018 membership information for each of our Audit, Nominating and Corporate Governance, and Compensation and Human Resources Committees.

Name	Audit	Nominating and Corporate Governance	Compensation and Human Resources
Andrew B. Abramson	X	X	X
Peter J. Baum	X	X
Pamela R. Bronander	X
Eric P. Edelstein	(Chair)	X	X
Gerald Korde		X	(Chair)
Michael L. LaRusso	X		X
Marc J. Lenner		(Chair)	X
Suresh L. Sani	X	X	X
Jennifer W. Steans			X
Jeffrey S. Wilks	X	X
2018 Number of Meetings*	5	5	6
____________
* Includes telephonic meetings.
AUDIT COMMITTEE.  The Audit Committee met 5 times during 2018.
The Board of Directors has determined that each member of the Audit Committee is financially literate and that more than one member of the Audit Committee has the accounting or related financial management expertise required by the NASDAQ. The Board of Directors has also determined that Mr. Edelstein, Mr. LaRusso and Mr. Wilks meet the SEC criteria of an “Audit Committee Financial Expert.” The Committee charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm. Other responsibilities of the Audit Committee pursuant to the charter include:

•	Reviewing the scope and results of the audit with Valley’s independent registered public accounting firm;

•	Reviewing with management and Valley’s independent registered public accounting firm Valley’s interim and year-end operating results including SEC periodic reports and press releases;

•	Considering the appropriateness of the internal accounting and auditing procedures of Valley;

•	Considering the independence of Valley’s independent registered public accounting firm;

•	Overseeing the internal audit function;

•	Reviewing the significant findings and recommended action plans prepared by the internal audit function, together with management’s response and follow-up; and

14	2019 Proxy Statement

•	Reporting to the full Board on significant matters coming to the attention of the Audit Committee.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE.  The Nominating and Corporate Governance Committee met 5 times during 2018. This Committee reviews qualifications of and recommends to the Board candidates for election as director of Valley, considers the composition of the Board, and recommends committee assignments. The Nominating and Corporate Governance Committee also reviews and as appropriate approves all related party transactions in accordance with our Related Party Transaction Policy. The Nominating and Corporate Governance Committee is responsible for approving and recommending to the Board our corporate governance guidelines which include:

•	Director qualifications and standards;

•	Director responsibilities;

•	Director orientation and continuing education;

•	Limitations on Board members serving on other boards of directors;

•	Director access to management and records;

•	Criteria for the annual self-assessment of the Board, and its effectiveness; and

•	Responsibilities of the Lead Director.
The Nominating and Corporate Governance Committee reviews recommendations from shareholders regarding corporate governance and director candidates.
COMPENSATION AND HUMAN RESOURCES COMMITTEE.  The Compensation and Human Resources Committee met 6 times during 2018 and early 2019. This Committee determines CEO compensation, recommends to the Board compensation levels for directors and sets compensation for named executive officers ("NEOs") and other executive officers. It also administers the 2016 Long-Term Stock Incentive Plan, and makes awards pursuant to the plan.
In January 2018 and February 2019, in undertaking its responsibilities, the Committee received from the CEO recommendations (except those that relate to his compensation) for salary, cash bonus, and equity awards for NEOs and other executive officers. After considering the possible payments and discussing the recommendations with the CEO, the Committee approved the compensation of executive officers, other than the CEO. The Committee met in executive session with its compensation consultant and legal advisors without the CEO to decide on all elements of the CEO compensation, including salary, cash bonus and equity awards.

For stock awards to employees other than executives, a block of shares is allocated by the Committee. The individual awards are then allocated by the CEO and his executive staff to these non-executive officers and employees.
Under authority delegated by the Committee, during the year, the CEO is authorized, within certain numerical limits, to make stock awards in specific circumstances: special incentive awards for non-officers, retention awards, awards to new employees and grants on completion of advanced degrees.
Stock awards not specifically approved in advance by the Committee, but awarded under the authority delegated, are reported to the Committee at its next meeting at which time the Committee ratifies the action taken.
COMPENSATION CONSULTANTS
In 2018, the Committee engaged Fredric W. Cook & Co. ("FW Cook") as its compensation consultant. FW Cook was engaged to review compensation and performance data of a peer group of comparable financial organizations that had been selected by the Committee upon the recommendation of FW Cook and in relation to this data, provide an overview and comments on Valley’s executive compensation and as well as director compensation. Also, FW Cook was requested to provide information relating to market trends in executive compensation matters. FW Cook has reviewed and provided comments on the compensation disclosures contained in this proxy statement.
COMPENSATION AS IT RELATES TO RISK MANAGEMENT
The Chief Risk Officer evaluated all incentive-based compensation for employees of the Company and reported to the Compensation and Human Resources Committee that none of our incentive-based awards individually, or taken together, was reasonably likely to have a material adverse effect on Valley. None of the compensation or incentives for Valley employees were considered as encouraging undue or unwarranted risk. The Compensation and Human Resources Committee accepted the Chief Risk Officer’s report.
AVAILABILITY OF COMMITTEE CHARTERS
The Audit Committee, Nominating and Corporate Governance Committee, and Compensation and Human Resources Committee each operate pursuant to a separate written charter adopted by the Board. Each committee reviews its charter at least annually. All of the committee charters can be viewed at our website www.valley.com/charters. Each charter is also available in print to any shareholder who requests it. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

2019 Proxy Statement	15

NOMINATION OF DIRECTORS
Nominations of directors for election may be made at an annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors by our Board of Directors, or, as described in more detail below, by a shareholder of the Company who meets the eligibility and notice requirements set forth in our By-laws.
Shareholder Nominations Not for Inclusion in our Proxy Statement. Under our By-laws, to be eligible to submit a director nomination not for inclusion in our proxy materials but instead to be presented directly at the annual meeting, the shareholder must be a shareholder of record on both (i) the date the shareholder submits the notice of the director nomination to the Company and (ii) the record date for the annual meeting. The notice must be in proper written form and be timely received by the Company. To be in proper written form, the notice must meet all of the requirements specified in Article I, Section 3 of our By-laws, including specified information regarding the shareholder making the nomination and the proposed nominee. To be timely for our 2020 annual meeting, the notice must be received by our Secretary at our Wayne, New Jersey office no later than December 19, 2019 nor earlier than November 19, 2019. If the annual meeting is called for a date that is not within 30 days before or after the anniversary date of our 2019 annual meeting date, notice will be timely if it is received by the Secretary no later than the close of business on the 10th day following the date on which public announcement of the annual meeting is first made by the Company.
Shareholder Nominations for Inclusion in our Proxy Statement. Our By-laws provide that if certain requirements are met, an eligible shareholder or group of eligible shareholders may include their director nominees in the Company’s annual meeting proxy materials. This is commonly referred to as proxy access.
The proxy access provisions of our By-Laws provide, among other things, that a shareholder or group of up to twenty shareholders seeking to include director nominees in our proxy materials must own 3% or more of our outstanding common stock continuously for at least three years. The number of proxy access nominees appearing in any annual meeting proxy statement cannot exceed the greater of two or 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of proxy access nominees would be the closest whole number below 20%. A nominee who is included in our proxy materials but withdraws from or becomes ineligible or unavailable for election at the annual meeting, or does not receive at least 25% of the votes cast for his or her election, will not be eligible for nomination by a shareholder for the next two annual meetings. The nominating shareholder or group of shareholders also must deliver the information required by our By-laws, and each nominee must meet the qualifications required by our By-laws.

Requests to include director nominees in our proxy materials for our 2020 annual meeting must be received by our Secretary at our Wayne, New Jersey office no earlier than October 10, 2019 and no later than November 9, 2019. If the annual meeting is called for a date that is not within 30 days before or after the anniversary date of our 2019 annual meeting date, notice will be timely if it is received by the Secretary no later than the close of business on the 10th day following the date on which public announcement of the annual meeting is first made by the Company.
Director Qualifications. The Board of Directors has established criteria for members of the Board. These include:

•
The maximum age for an individual to join the Board is age 65, except that such limitation is inapplicable to a person who, when elected or appointed, is a member of senior management, or who was serving as a member of the Board of Directors of another company at the time of its acquisition by Valley;

•
A director is eligible for reelection if the director has not attained age 76 before the time of the annual meeting of the Company’s shareholders. However, the Board in its discretion may extend this age limit for not more than one year at a time for any director, if the Board determines that the director’s service for an additional year will sufficiently benefit the Company;

•	Each Board member must demonstrate that he or she is able to contribute effectively regardless of age;

•	Each Board member must be a U.S. citizen and comply with all qualifications set forth in 12 USC §72;

•	A majority of the Board members must maintain their principal residences in the states in which the Bank has branch offices or within 100 miles from the Bank's principal office;

•
Each Board member must own a minimum of 20,000 shares of our common stock of which 5,000 shares must be in his or her own name (or jointly with the director’s spouse) and none of these 20,000 shares may be pledged or hypothecated;

•
Unless there are mitigating circumstances (such as medical or family emergencies), any Board member who attends less than 85% of the Board and assigned committee meetings for two consecutive years, will not be nominated for re-election;

•	Each Board member must prepare for meetings by reading information provided prior to the meeting. Each Board member should participate in meetings,

16	2019 Proxy Statement

for example, by asking questions and by inquiring about policies, procedures or practices of Valley;

•	Each Board member is expected to be above reproach in their personal and professional lives and their financial dealings with Valley, the Bank and the community;

•
If a Board member (a) has his or her integrity challenged by a governmental agency (indictment or conviction), (b) files for personal or business bankruptcy, (c) materially violates Valley’s Code of Conduct and Ethics, or (d) has a loan made to or guaranteed by the director classified as doubtful, the Board member shall resign upon the request of the Board. If a loan made to a director or guaranteed by a director is classified as substandard and not repaid within six months, the Board may ask the director to resign;

•
No Board member may serve on the board of any other bank or financial institution or on more than two boards of other public companies while a member of Valley’s Board without the approval of Valley’s Board of Directors;

•	Board members should understand basic financial principles and represent a variety of areas of expertise and diversity in personal and professional backgrounds and experiences;

•	Each Board member should be an advocate for the Bank within the community; and

•	To the extent it is convenient, it is expected that the Bank will be utilized by the Board member for his or her personal and business affiliations.
The Nominating and Corporate Governance Committee has adopted a policy regarding director candidates recommended by shareholders. The Nominating and Corporate Governance Committee will consider nominations recommended by shareholders. In order for a shareholder to recommend a nomination, the shareholder must provide the recommendation along with the additional information and supporting materials to our Corporate Secretary no earlier than 180 days and no later than 150 days prior to the anniversary of the date of the preceding year’s mailing of the proxy statement for the annual meeting. The shareholder wishing to propose a candidate for consideration by the Nominating and Corporate Governance Committee must own at least 1% of Valley’s outstanding common stock. In addition, the Nominating and Corporate Governance Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. For Valley’s annual meeting in 2020, we must receive this notice on or after September 10, 2019, and on or before October 10, 2019.

The following factors, are considered by the Nominating and Corporate Governance Committee director candidates to the Board:

•	Appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•	Whether the candidate would be considered a financial expert or financially literate as described in SEC and NASDAQ rules;

•	Whether the candidate would be considered independent under NASDAQ rules;

•	Demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;

•	Willingness to apply sound and independent business judgment;

•	Ability to work productively with the other members of the Board;

•	Availability for the substantial duties and responsibilities of a Valley director; and

•	Meets the additional criteria set forth above and in Valley’s Corporate Governance Guidelines.
Diversity is one of the factors that the Nominating and Corporate Governance Committee considers in identifying nominees for director. The Nominating and Corporate Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees.
CODE OF CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES
We have adopted a Code of Conduct and Ethics which applies to our chief executive officer, principal financial officer, principal accounting officer and to all of our other directors, officers and employees. The Code of Conduct and Ethics is available and can be viewed on our website at www.valley.com/charters. The Code of Conduct and Ethics is also available in print to any shareholder who requests it. We will disclose any substantive amendments to or waiver from provisions of the Code of Conduct and Ethics made with respect to the chief executive officer, principal financial officer or principal accounting officer or any other executive officer or a director on that website.
We have also adopted Corporate Governance Guidelines, which are intended to provide guidelines for the governance by the Board and its committees. The Corporate Governance Guidelines are available on our website at www.valley.com/charters. The Corporate Governance Guidelines are also available in print to any shareholder who requests them.

2019 Proxy Statement	17

DIRECTOR COMPENSATION
COMPENSATION OF DIRECTORS
The total 2018 compensation of our non-employee directors is shown in the following table. Each of these compensation components is described in detail below. As explained below, in January 2019, the Board took steps to change director fees to reduce average director compensation.
2018 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Andrew B. Abramson (1)	$192,000	$60,000	$0	$1,639	$253,639
Peter J. Baum	132,500	60,000	0	1,639	194,139
Pamela R. Bronander	117,500	60,000	0	1,639	179,139
Eric P. Edelstein (1)	144,500	60,000	0	1,639	206,139
Mary Guilfoile	66,750	0	0	0	66,750
Graham O. Jones	132,500	60,000	983	1,639	195,122
Gerald Korde (1)	147,000	60,000	3,899	1,639	212,538
Michael L. LaRusso	125,750	60,000	0	1,639	187,389
Marc J. Lenner (1)	120,250	60,000	0	1,639	181,889
Gerald H. Lipkin	505,750	60,000	0	37,726	603,476	(6)
Suresh L. Sani	132,000	60,000	0	1,639	193,639
Jennifer W. Steans	116,500	60,000	0	1,639	178,139
Jeffrey S. Wilks	120,250	60,000	0	1,639	181,889
____________

(1)	Lead Director or Bancorp Committee Chairman (see Committees of the Board on page 14 in this Proxy Statement).
(2)	Includes annual retainer, meeting fees and committee fees and fees for serving as lead director and chairing board committees earned and paid for 2018.
(3)
Valley National Bancorp's 2016 Long-Term Stock Incentive Plan (the “2016 Plan”) provides for non-employee directors to be eligible recipients of limited equity awards. Commencing with Valley's 2017 annual meeting, each non-employee director received a $50,000 restricted stock award (“RSAs”) as part of their annual retainer, granted on the date of the annual shareholders’ meeting. The number of RSAs were determined using the closing market price on the date prior to grant and vest on the earlier of the next annual shareholders’ meeting or the first anniversary of the grant date, with acceleration upon a change in control, death or disability, but not resignation from the board.

(4)
Represents the change in the present value of pension benefits year to year under the Directors Retirement Plan for 2018 considering the age of each director, a present value factor, an interest discount factor and time remaining until retirement. As disclosed below, the Board of Directors pension plan was frozen for purposes of benefit accrual in 2013. The annual change in the present value of the accumulated benefits for Messrs. Abramson, Baum, Edelstein, LaRusso, Lenner, Sani, Wilks and Mmes. Bronander and Guilfoile was a net decrease of $10,843, $1,309, $3,312, $297, $4,950, $4,894, $1,472, $13,096, and $5,836 from the present value reported as of December 31, 2017, respectively; therefore the amount reported is zero. This decrease is attributable to the increase in the discount rate from 3.69% to 4.30%.

(5)
This column reflects the deferred cash dividends earned in 2018 on the restricted stock that is part of the director's annual retainer, granted on the date of the annual shareholders’ meeting and includes perquisites. For Mr. Lipkin, perquisites including automobile and driver ($12,103) and country club membership ($23,984).

(6)	Mr. Lipkin received certain additional director compensation in connection with the CEO succession process and that compensation does not extend beyond the 2019 Annual Meeting of Shareholders.

18	2019 Proxy Statement

ANNUAL BOARD RETAINER
Non-employee directors received an annual cash retainer of $25,000 per year, paid quarterly, plus an equity award of $60,000 (see below).
BOARD MEETING FEES
Non-employee directors also receive a Board meeting fee of $4,250 for each meeting attended of the Bank and Bancorp combined attended in person, by video conference or conference call. Attendance fees are paid only for one telephonic attendance a year.

BOARD COMMITTEE FEES AND COMMITTEE CHAIRMEN RETAINER

The Chairman of the Audit Committee receives an annual retainer of $20,000. The Chairman of the Compensation and Human Resources Committee receives an annual retainer of $20,000. The Chairman of the Nominating and Corporate Governance Committee receives an annual retainer of $12,500. The Lead Director receives an annual retainer of $50,000. These retainers are to recognize the extensive time that is devoted to serve as Committee Chairman or Lead Director and to attend to committee matters, including meetings with management, auditors, attorneys and consultants and preparing committee agendas.

All non-management directors are paid for attending each committee meeting of which they are a member as follows: $2,500 for Audit, $2,500 for Compensation and Human Resources, and $2,500 for Nominating and Corporate Governance.

The Company and the Bank also have a number of committees in addition to the Audit, Compensation and Nominating. These additional committees generally deal with oversight of various operating matters. Valley’s Risk Committee Chairman receives a $20,000 retainer. All other committee chairmen receive a retainer of $7,500. There is an attendance fee of $2,500 for each committee meeting except Trust for which the attendance fee is $1,500.

DIRECTOR EQUITY AWARDS

Our 2016 Long-Term Stock Incentive Plan (the “2016 Plan”) provides for our non-employee directors to be eligible recipients of equity awards limited to not more than $300,000 annually per director. The 2016 Plan was approved by our shareholders.

After our 2018 annual meeting, each non-management director received a $60,000 restricted stock award (“RSA”) as part of their annual retainer. The RSAs were granted on the date of the Annual Shareholders meeting, with the number of RSAs determined using the closing market price on the date prior to grant. The RSAs vest on the earlier of the next

Annual Shareholders meeting or the first anniversary of the grant date, with acceleration upon a change in control, death or disability, but not resignation from the board. In 2019 the awards will be granted in restricted stock units and will accelerate upon retirement as well as upon a change in control, death or disability.

REDUCTION IN AVERAGE DIRECTOR COMPENSATION COMMENCING IN APRIL 2019

In January 2019, the Compensation Committee recommended and the Board approved a change in director fees, with the expectation that the average director compensation would be reduced. The Compensation and Human Resources Committee recommended that for the 2019 Board year (April to April) that Board meeting fees be reduced from $4,250 to $2,000 and committee meeting fees be reduced from $2,500 to $1,500 for all committees except the trust committee for which the meeting fees will be reduced from $1,500 to $750, that the equity retainer remain at $60,000 but the cash retainer be increased from $25,000 to $50,000. Committee Chair retainers and the Lead Director fee would remain the same. As a result, FW Cook estimated that average director compensation would decline approximately 10% in 2019 compared to 2018.

DIRECTORS RETIREMENT PLAN

We maintain a retirement plan for non-employee directors which was frozen to new participants and for additional benefit accruals in 2013. The plan provides 10 years of annual benefits to participating directors with five or more years of service. The benefits commence after a director has retired from the Board and reached age 65. The annual benefit is equal to the director’s years of service through December 31, 2013, multiplied by 5%, multiplied by the final annual retainer paid to directors as of December 31, 2013 ($40,000). In the event of the death of the director prior to receipt of all benefits, the payments continue to the director’s beneficiary or estate. As a result of amendments to the plan adopted in 2013, participants no longer accrue further benefits.

DIRECTOR COMPENSATION FOR MR. LIPKIN DURING TRANSITION

In connection with the announcement in November 2017 of the CEO succession from Mr. Lipkin to Mr. Robbins, the Board determined that Mr. Lipkin should continue to serve as chairman until the 2019 Annual Meeting of Shareholders and, as a director, he also should be available to assist and consult with the new CEO and other senior staff at the CEO’s request. Mr. Lipkin was paid $150,000 at the time of his election in April 2018 as non-independent chairman. For his availability to assist and consult, Mr. Lipkin was paid $350,000 in quarterly installments commencing in April 2018. These transition arrangements and compensation will end at the 2019 Annual Meeting of Shareholders.

2019 Proxy Statement	19

STOCK OWNERSHIP OF MANAGEMENT
AND PRINCIPAL SHAREHOLDERS
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS.  The following table contains information about the beneficial ownership of our common stock at February 1, 2019 by each director and by each of our Named Executive Officers ("NEOs") named in this proxy statement, and by directors and all executive officers as a group.  The information is obtained partly from each director and by each NEO and partly from Valley.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)
Directors and Named Executive Officers:
Andrew B. Abramson	260,977	(3)	0.08%
Robert J. Bardusch	12,343		—
Peter J. Baum	52,755	(4)	0.02
Pamela R. Bronander	43,330	(5)	0.01
Eric P. Edelstein	37,443		0.01
Alan D. Eskow	319,189	(6)	0.10
Thomas A. Iadanza	76,377		0.02
Ronald H. Janis	45,189	(7)	0.01
Graham O. Jones	896,722	(8)	0.27
Gerald Korde	2,330,202	(9)	0.70
Michael L. LaRusso	46,692	(10)	0.01
Marc J. Lenner	228,749	(11)	0.07
Gerald H. Lipkin	559,615	(12)	0.17
Ira Robbins	105,921	(13)	0.03
Suresh L. Sani	67,406	(14)	0.02
Lisa J. Schultz	20,000		0.01
Jennifer W. Steans	4,074,964	(15)	1.23
Jeffrey S. Wilks	429,563	(16)	0.13
Directors and Executive Officers as a group (26 persons)	9,913,776	(17)	2.99
____________

(1)
Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by the named person if he or she has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person. For executives and directors, the number of shares includes unvested restricted stock.

(2)
For purposes of calculating these percentages, there were 331,484,485 shares of our common stock outstanding as of February 1, 2019. For purposes of calculating each individual’s percentage of the class owned, the number of shares underlying stock options held by that individual are also taken into account to the extent such options were exercisable within 60 days.*

(3)
This total includes 15,343 shares held by Mr. Abramson’s wife, 13,349 shares held by his wife in trust for his children, 9 shares held by a family trust of which Mr. Abramson is a trustee, 40,157 shares held by a family foundation, 10,401 shares held in self-directed IRA, and 2,636 shares in a self-directed IRA held by his wife. Mr. Abramson disclaims beneficial ownership of shares held by his wife and shares held for his children.

(4)	This total includes 6,150 shares held by a trust for the benefit of Mr. Baum’s children of which Mr. Baum is the trustee.

(5)	This total includes 5,992 shares held by Ms. Bronander’s children, and of this total, 972 shares are pledged as security by her adult son.

(6)
This total includes 51,796 shares held by Mr. Eskow’s wife, 5,779 shares held in Mr. Eskow’s 401(k) plan, 10,578 shares held in his Roth IRA, 1,584 shares held in his IRA, 13,871 shares held jointly with his wife, 1,544 shares in an IRA held by his wife, and 21,170* shares purchasable pursuant to stock options exercisable within 60 days.

(7)	This total includes 10,205 shares held by Mr. Janis wife.

(8)	This total includes 7,124 shares owned by trusts for the benefit of Mr. Jones’ children of which his wife is co-trustee.

(9)
This total includes 72,133 shares held jointly with Mr. Korde’s wife, 338,923 shares held in the name of Mr. Korde’s wife, 890,352 shares held by his wife as custodian for his children, 315,378 shares held by a trust of which Mr. Korde is a trustee, and 126,438 shares held in Mr. Korde’s self-directed IRA.

(10)	This total includes 18,760 shares held jointly with Mr. LaRusso’s wife.

(11)
This total includes 22,504 shares held in a retirement pension, 618 shares held by Mr. Lenner’s wife, 31,717 shares held by his children, shares held by a trust of which Mr. Lenner is 50% trustee (Mr. Lenner is an indirect beneficiary of only 25% of the trust and disclaims any pecuniary interest in the ownership of the other portion of the trust), 20,052 shares held by a charitable foundation.

(12)
This total includes 342,760 shares held in the name of Mr. Lipkin’s wife, 6,946 shares held in Mr. Lipkin’s wife’s Roth IRA, 154 shares held jointly with his wife, 889 shares held in a Roth IRA, 58 shares held in his 401(k) plan, and 44,819 shares held by a family charitable foundation of which Mr. Lipkin is a co-trustee. This total includes 44,016* shares purchasable pursuant to stock options exercisable within 60 days.

(13)	This total includes 2,000 shares held by Mr. Robbins' wife and 307 shares held in trusts for benefit of Mr. Robbins' nieces.

(14)	This total includes 5,705 shares held in Mr. Sani’s Keogh Plan, 5,705 shares held in trusts for benefit of his children, 44,390 shares held in pension trusts of which Mr. Sani is co-trustee.

(15)
This total includes 729,700 shares held by Ms. Steans' spouse, 211,468 shares held by her spouse in a trust, 868,890 shares held in a family trust of which Ms. Steans is a trustee, 651,374 shares held by a partnership of which Ms. Steans is one of three partners and shares held in custody for her child. Ms. Steans has 20,000 shares in her own name. The remaining 4,049,997 shares are pledged as security for loans.

(16)
This total includes 74,026 shares held by Mr. Wilks’ wife, 10,058 shares held by his wife in trust for one of their children, 2,747 shares held jointly with his wife for a family foundation, 20,346 shares as trustee for the benefit of their children, 12,187 shares as trustee for

20	2019 Proxy Statement

the benefit of his wife, 266,804 shares held in estate created trusts for which Mr. Wilks and his wife are trustees and under which Mr. Wilks' wife is a beneficiary. Mr. Wilks disclaims beneficial ownership of shares held by the estate created trusts.

(17)
This total includes 306,339 shares owned by 8 executive officers who are not directors or named executive officers, which total includes 12,264 shares in 401(k) plans and/or IRAs, 149 indirect shares, and 6,602* shares purchasable pursuant to stock options exercisable within 60 days. The total does not include shares held by the Bank’s trust department in fiduciary capacity for third parties.

__________
* See the Outstanding Equity Awards table below for each of the NEO’s outstanding awards and information on restricted stock which has not vested. As of the record date of February 19, 2019, exercisable options outstanding have exercise price that is higher than Valley’s market price.

OUR HEDGING POLICY. We adopted a policy that prohibits hedging of Valley equity securities for directors, executives and officers with the title of First Senior Vice President or above. While there is no prohibition against employees who do not hold the title of First Senior Vice President or above hedging equity securities, these employees are not eligible for annual stock awards and are prohibited from trading Valley securities while in the position of material non-public information. The anti-hedging policies are set forth in full below.
Short Sales. Directors and officers at the level of First Senior Vice President and above may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
Publicly Traded Options. Directors and officers at the level of First Senior Vice President and above may not engage in transactions in publicly traded options in the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market. Directors and officers at the level of First Senior Vice President and above also may not engage in such transactions privately (excluding Company granted stock options or phantom stock options).
Hedging Transactions. Directors and officers at the level of First Senior Vice President and above are prohibited from entering into hedging transactions or similar arrangements involving Company securities, such as equity swaps, collars, exchange funds and forward sale contracts. These hedging transactions allow an owner of securities to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.

PRINCIPAL SHAREHOLDERS. The following table contains information about the beneficial ownership at December 31, 2018 by persons or groups that beneficially own 5% or more of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
BlackRock, Inc.(2) 55 East 52nd Street, New York, NY 10055	44,400,658	13.39%
The Vanguard Group(3) 100 Vanguard Blvd., Malvern, PA 19355	30,568,804	9.22
State Street Corporation(4) One Lincoln Street Boston, MA 02111	16,642,732	5.02
____________

(1)	For purposes of calculating these percentages, there were 331,484,485 shares of our common stock outstanding as of February 1, 2019.

(2)
Based on a Schedule 13G/A Information Statement filed January 31, 2019 by BlackRock, Inc. The Schedule 13G/A discloses that BlackRock has sole voting power as to 43,624,080 shares and sole dispositive power as to 44,400,658 shares, and 0 shares as to shared voting power and shared dispositive power.

(3)
Based on a Schedule 13G/A Information Statement filed February 11, 2019 by The Vanguard Group. The Schedule 13G/A discloses that The Vanguard Group has sole voting power as to 318,539 shares, shared voting power as to 31,051 shares, sole dispositive power as to 30,249,870 shares, and shared dispositive power as to 318,934 shares.

(4)
Based on a Schedule 13G Information Statement filed February 14, 2019 by State Street Corporation. The Schedule 13G discloses that State Street Corporation has 0 shares as to sole voting power and sole dispositive power and; 15,649,438 as to shared voting power and 16,642,731 shares as to shared dispositive power.

2019 Proxy Statement	21

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")
EXECUTIVE SUMMARY
Say-on-Pay Vote
At the 2018 Annual Meeting of Shareholders, approximately 90% of the votes cast were in favor of the advisory vote to approve executive compensation. We believe that our recent “say-on-pay” results reflect our commitment to providing our executives with compensation that is in alignment with our shareholders’ short and long term interests. The results also favorably reflected our continuing outreach program to our large institutional shareholders and the changes that we made to our compensation program as a result of those conversations. We continue to make additional changes to our compensation program, including putting an even greater emphasis on performance based compensation.
In February 2019, the Compensation and Human Resources Committee (the “Committee”) made compensation decisions based on 2018 results considering the input we received from our shareholder engagement. In addition, the Committee reviewed the reports of major proxy advisory firms on the say on pay vote and again asked the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to provide an analysis of the executive compensation program.
Key Compensation Decisions and Actions
As discussed below under “Our Company’s Performance” we believe that our management, under the leadership of our new President and CEO, continued to make meaningful strides in transitioning the Company into one that is able to more effectively capitalize on the opportunities in the markets we serve. We continue to significantly invest in technology which we believe will allow us to compete in the new digital environment. We also continue to look to cut costs and expenses. This was reflected in 2018 through the improvement in one of the two key metrics which we use to measure Company performance - Total Shareholder Return (“TSR”). Our one year 2018 relative TSR was in the 49th percentile compared to the KBW Regional Bank Index (the “KBW Index”) and was in the 60th percentile when measured against our self-selected peer group.
Net income for the year ended December 31, 2018 was $261.4 million, or $0.75 per diluted common share, compared to 2017 earnings of $161.9 million, or $0.58 per diluted common share. Our 2017 results were adversely impacted by (i) $23.0 million of total charges from the impact of the Tax Cuts and Jobs Act and the writedown of State deferred tax assets, (ii) $9.9 million ($5.8 million after-tax) in charges related to the “LIFT” program, and (iii) and $2.6 million ($2.3 million after-tax) of expenses related to our acquisition of USAmeriBancorp, Inc. (“USAB”). The Committee viewed the Company’s overall financial performance in 2018 to be positive, while acknowledging that more work needs to be done to fully implement the Company’s strategic plan.
The following is a summary of how we approached our 2019 compensation program based on 2018 results:

•
Increased Mr. Robbins’ actual total direct compensation (salary, non-equity incentive award and equity awards) approximately 23% over 2017 levels and 12% over his target 2018 compensation in recognition of his 2018 promotion and accomplishments in the position of President and CEO;

•	Increased Mr. Robbins’ non-equity incentive award by $210,000, or 47% from 2017, and by $65,000, or 11%, from 2018 target amounts;

•	Increased Mr. Robbins’ equity compensation by $250,000, or 20%, from both his 2017 amount and his 2018 target amount;

•
Set Mr. Robbins’ 2019 target total direct compensation at $3,300,000, compared to target direct compensation of $2,695,000 and actual direct compensation of $3,010,000 for 2018 to reflect the multi-year ramp up to median compensation levels (Mr. Robbins’ 2019 target total direct compensation remains below the peer median);

•
Modified the performance based nature of the compensation program to increase from 2/3 to 3/4 performance equity awards and to increase from 25% to 40% the relative TSR component of our performance equity awards to better align realized pay with shareholder value creation;

•	Continued to grant performance equity awards that cliff vest at the end of three years based on our growth in tangible book value and relative TSR;

•	Continued to limit the maximum payout on the relative TSR portion of the performance equity awards to target if the TSR is negative;

•
As a result of the 2017 Tax Act reducing the marginal corporate tax rate from 35% to 21%, the Committee, with respect to outstanding awards, deducted from the reported increase in Tangible Book Value an amount attributable to a reduction in the tax rate and increased target performance levels for new awards.

The Company’s “TSR” refers to the Company’s share price performance (plus dividends); the result is ranked relative to

22	2019 Proxy Statement

the performance of the KBW Index during the relevant period.
In reviewing compensation, the Committee did not take into consideration, and the preceding bullet points exclude the change, in the pension value and “all other compensation” which is included in the compensation for each named executive officer (“NEO”) as determined under SEC rules and set forth in the Summary Compensation Table on page 32.
Our Company’s Performance
Other highlights of 2018 include:

•	The continuing implementation of our “LIFT” earning enhancement program;

•	The implementation of our strategic plan to target technology resources to more value-added activities and deliver on the financial banking experience expected by our customers;

•	The integration of USAB, which acquisition was completed effective January 1, 2018, the largest acquisition ever undertaken by the Company;

•	A 61% increase in net income in 2018 compared to 2017 and a 30% increase in net interest income in 2018 compared to 2017; and

•	A one year TSR in 2018 which was in the 49th percentile of the KBW Index, and in the 60th percentile when measured against our self-selected peer group, even though it was negative.
Key Governance Features
We have implemented the following governance features:
Independent compensation consultant. FW Cook, our compensation consultant, reports directly to the Committee and provides no services to Valley or management.
Risk management. We focus on risk management and design and monitor our plans to discourage unnecessary or excessive risk taking.
No hedging or pledging. We do not allow hedging or pledging of Valley securities by executive officers.
Clawback policy. We have a clawback policy that allows for the recovery of unvested equity and unpaid cash bonus awards in the event of a material financial restatement or material misconduct by an executive. The policy also provides for the recoupment of vested incentive awards of stock and cash in the event of intentional fraud or intentional misconduct by an executive.

Hold-past termination. If an NEO terminates employment for any reason and such termination results in the acceleration of equity awards, 50% of the shares of common stock underlying the equity awards must be held for a period of 18 months following the date of termination.
Stock ownership guidelines. We imposed significant revised and increased stock ownership requirements on our executives.
OUR COMPENSATION PHILOSOPHY
We believe that Valley’s executive compensation should be structured to balance the expectations of our shareholders, our regulators and our executives. We have adopted a compensation philosophy that seeks to achieve this balance by taking into consideration the following:
Pay-for-Performance: Rewarding qualitative achievements by management which contribute to our operational and strategic performance;
Benchmarking: Making compensation awards after considering the executive compensation programs and practices of our peer group; and
Balanced Pay Mix: Providing a mixture of short-term and long-term financial rewards to our executives.
The Committee uses a balanced approach in making compensation-related decisions. The important factors the Committee considered this year include:

•	Management’s focus on our earnings enhancement and expense reduction program;

•	Our year over year increase in earnings;

•	Our increase in percentile rank in TSR relative to our peer companies and tangible book value growth;

•	Maintaining Valley’s strong commitment to credit quality;

•	Development of a long term strategic plan which supports Valley’s franchise growth; and

•	Recruiting, developing and engaging talent to deliver on Valley’s goals as well as plan for succession.
OUR COMPENSATION PROCESS
Our Committee sets the compensation of our CEO and all our NEOs, as well as all executive officers. We met 6 times during 2018 and early 2019 to discuss NEO compensation for 2018. At Committee meetings the Committee holds in-depth executive sessions at which our independent compensation consultant is present and provides advice.

2019 Proxy Statement	23

The Committee has the authority to directly retain the services of independent compensation consultants and other experts to assist in fulfilling its responsibilities. The Committee engaged the services of FW Cook, a national executive compensation consulting firm, to review and provide recommendations concerning all the components of the Company’s executive compensation program. FW Cook performs services solely on behalf of the Committee and has no relationship with the Company or management except as it may relate to performing such services. FW Cook assists the Committee in defining Valley’s peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group. FW Cook also assists the Committee with all aspects of the design of our executive and director compensation programs. The Committee assessed the independence of FW Cook and concluded that no conflict of interest exists that prevents FW Cook from independently representing the Committee.
A representative of FW Cook was present and provided advice at all our meetings, including executive sessions. Pre-meetings were held with the Chairman of the Committee to establish the agenda for each meeting. The compensation consultant attended the pre-meetings.
Mr. Robbins, our CEO, and other NEOs attended portions of the meetings. Mr. Robbins presented and discussed with the Committee his recommendations for compensation for the NEOs and the executive team without the other NEOs present. Mr. Robbins neither made a recommendation to the Committee about his own compensation nor was he present when his compensation was discussed or set by the Committee. The Committee also sought input from external counsel. The Committee sets executive compensation with only Committee members, consultants, and external counsel present after presentations by the CEO.
OUR PEER GROUP
In setting compensation for our executives, we compared total compensation, each compensation element, and Valley’s financial performance to a peer group. For purposes of determining 2018 compensation, our peer group consisted of 20 bank holding companies, each with assets within a reasonable range above and below Valley’s asset size. Seven of these companies are in the NY/NJ/CT metropolitan area or Florida and the thirteen other bank holding companies are located throughout the country and have sizes and business models similar to Valley. The Committee believes that this peer group is an appropriate group for comparison with Valley for two primary reasons:

•	The companies in the peer group are located in our market areas or comparable locations; and

•	The companies in the peer group are, on average, similar in size and complexity to Valley.

Appendix A, on page 49, lists all financial institutions in the peer group. The peer group consists of companies with assets between $10.6 billion and $51.9 billion and market capitalization between $674 million and $5.7 billion. Valley ranked in the 72nd and 26th percentile in asset size and market capitalization, respectively, against the peer group.
The Committee compares the salaries, equity compensation and non-equity incentive compensation we pay to our NEOs with the same compensation elements paid to executives of the peer group companies available from public data. The Committee refers to this peer group information when setting our CEO compensation and that of our other NEOs and generally targets CEO and NEO total compensation at levels that are at the median of our peer group.

24	2019 Proxy Statement

ELEMENTS OF PAY
The following table summarizes the key components of our compensation program for our NEOs and the purpose of each component:

Component		Key features		Purpose
Salary	è	Certain cash payment based on position, responsibilities and experience.	è	Offers a stable source of income.
Non-Equity Incentive Awards	è	Annual cash awards which are tied to achievement of both company and individual goals.	è	Intended to motivate and reward executives for achievements of short-term (one year) company and individual goals.
Time Vested Equity Awards	è	Equity incentives earned based on performance and vested over time.	è	Intended to create alignment with shareholders and promote retention.
Performance Equity Awards	è	Equity incentives earned based upon performance and vested based on meeting performance targets.	è	Intended to focus on achievement of company performance objectives, relative TSR and growth in tangible book value (as defined below).
Salary
Salaries are determined by an evaluation of individual NEO responsibilities, compensation history, as well as peer comparison.
Non-Equity Incentive Awards
We award non-equity incentive awards in February. A target award is established based on a percentage of the executive’s base salary and the actual award is determined based on each NEO’s performance against a scorecard of metrics established in the prior year.
Time Vested Equity Awards
We award time vested restricted stock unit awards in February which vest pro rata on an annual basis over a three-year period.
Performance Equity Awards
We award performance based awards. Consistent with prior years, awards granted in 2019 vest based on the Company’s adjusted Growth in Tangible Book Value and relative TSR performance against the KBW Index measured over a three-year performance period. However, unlike prior years, the percentage of performance based awards which vest based on relative TSR performance has been increased from 25% to 40%.
OVERALL DESIGN AND MIX OF EQUITY GRANTS
Consistent with 2017 and 2018 awards, the following table summarizes the overall design and mix of our annual long-term equity incentives granted for 2019:

Form of Award	Percentage of Total Target Equity Award Value	Purpose	Performance Measured	Earned and Vesting Periods
Time Vested Award	25%	Encourages retention. Fosters shareholder mentality among the executive team.	N/A	Vests on the first, second, and third anniversaries of the grant date.
Growth in Tangible Book Value Performance Award	45%	Encourages retention and ties executive compensation to our operational performance.	Growth in Tangible Book Value (as defined)	Earned and vests after three-year performance period based on Growth in Tangible Book Value.
TSR Performance Award	30%	Encourages retention and ties executive compensation to our long-term market performance.	Relative TSR	Earned and vests after three-year performance period based on TSR against the KBW Index.
The percentage mixes described in the chart above are based on the dollar value of the awards granted. In 2019, all equity awards were in the form of restricted stock units ("RSUs"). The dollar value is translated into a number of units using the closing price of our common stock the day before the effective date of the grant.

2019 Proxy Statement	25

2018 TIME VESTED AWARDS
For Mr. Robbins and the other NEOs, 25% of the aggregate dollar value of their target annual equity awards granted for 2018 was in the form of time-based vesting restricted stock unit awards. Once granted, the awards vest based solely on continued service with the Company, with one third vesting on each February 1st thereafter.
2018 GROWTH IN TANGIBLE BOOK VALUE AWARDS
Growth in Tangible Book Value, when used in this CD&A, means year over year growth in tangible book value, plus dividends on common stock declared during the year, excluding other comprehensive income (“OCI”) recorded during the year. The Committee chose Growth in Tangible Book Value over a three-year period because it believes that this metric is a good indicator of the performance and shareholder value creation of a commercial bank. The adjustment for dividends allows the Committee to compare our performance to our peers which pay different amounts of dividends. The exclusion of OCI avoids changes in tangible book value not viewed as related to financial performance. Consistent with the terms of the award agreements for the restricted stock units and the 2016 Stock Plan, the Committee has the authority to adjust the calculation of the Growth in Tangible Book Value for certain items that are one time in nature. The Committee uses this authority to avoid either penalizing or rewarding executives for decisions which may adversely or positively affect long term growth of the Company. For example, when it determined the amounts earned with respect to awards made in January 2016 which vested in January 2019, the Committee adjusted the calculation of the Growth in Tangible Book Value for 2018 and determined that a negative adjustment would be made to reflect the unanticipated positive impact arising from the new lower corporate tax rates.
For Mr. Robbins and the other NEOs, 45% of the aggregate dollar value of their equity awards granted for 2018 were in the form of performance RSUs to be earned based upon Growth in Tangible Book Value (each, a Growth in Tangible Book Value Performance Award). The Growth in Tangible Book Value Performance Awards are earned based on average annual Growth in Tangible Book Value during the years 2019 through 2021. Earned Growth in Tangible Book Value Performance Awards vest on February 1 after the end of the 3-year performance period following Committee certification of performance results. The number of shares that can be earned may range from 0% to 175% of the target, depending on performance (with linear interpolation between performance levels) as follows:

Average Annual Growth in Tangible Book Value 2019-2021	Percentage of Target Shares Earned
Below 10.35%	None
10.35% (Threshold)	50%
12.0% (Target)	100%
14.75% or higher (Maximum)	175%
At its February 2019 meeting, the Committee made the determination to increase the Maximum performance level from 13.65% to 14.75% to further motivate outperformance and the creation of shareholder value, with a corresponding increase to the Maximum payout from 150% to 175% of the target number of shares.
Growth in Tangible Book Value Performance Awards are settled in common stock with any dividend equivalents accrued during the performance period paid in cash. The increase in Maximum was determined by the Committee with the advice of the Compensation Consultant after reviewing the Company’s multi-year strategic plan as well as peer company practices, which most commonly have a Maximum payout equal to 200% of target.
The table below shows the status of the performance based equity awards subject to vesting based on Growth in Tangible Book Value for awards granted in 2016 (for 2015 performance), in 2017 (for 2016 performance) and in 2018 (for 2017 performance). Prior to 2018, the Threshold was 9.5%, the Target was 11% and the Maximum was 12.5%. In 2018 increases were made due to the Tax Act and the Threshold was 10.35%, the Target was 12% and the Maximum was 13.65%. Note that the status reported in the below tables for other than 2016 awards is not necessarily indicative of what will ultimately be paid out to our NEOs as these awards are based on cumulative performance results for the respective full three-year performance periods. The 2016 awards vested in January 2019 at above Target performance (124% payout) due to the three-year Growth in Tangible Book Value of 11.73%.
Growth in Tangible Book Value

Grant Date	Performance in 2016	Performance in 2017	Performance in 2018	Cumulative Perfor-mance Measured to Year End 2018
1/30/2016	12.51%	11.63%	11.06%	11.73%
1/28/2017	N/A	11.63%	11.06%	11.35%
1/24/2018	N/A	N/A	12.36%*	12.36%*
____________
* Excludes a negative adjustment for the Tax Act but with higher Target (12%), Max (13.65%) and Threshold (10.35%) levels.

26	2019 Proxy Statement

2018 RELATIVE TSR PERFORMANCE AWARDS
For Mr. Robbins and the other NEOs, 30% of the aggregate dollar value of their target annual equity awards granted for 2018 was in the form of RSUs to be earned based on the Company’s relative TSR for the 3-year performance period from January 2019 through December 2021 against the KBW Index (a TSR Performance Award). The KBW Index is used as a broad indicator of Valley’s relative market performance. Earned TSR Performance Awards vest at the end of the 3-year performance period and will be settled on February 1 following the end of the three-year performance period. The number of shares that may be earned ranges from 0% to 150% of the target, depending on performance (with linear interpolation between performance levels) as follows:

TSR	Percentage of Target Shares Earned
Below 25th percentile of peer group	None
25th percentile of peer group (Threshold)	50%
50th percentile of peer group (Target)	100%
75th percentile of peer group (Maximum)	150%
If the Company has a negative TSR on an absolute basis at the end of the three-year performance period, then the maximum number of shares that could be earned, regardless of the Company’s TSR relative to its peer group, would be 100% of target. TSR Performance Awards are settled in common stock with any dividend equivalents accrued during the performance period paid in cash.
The Company’s cumulative TSR was 5.01% for the three-year period ended December 31, 2018. The percentile rank against Valley’s peer group was 20.22% for that time period. Accordingly, none of 2016 TSR Performance Awards vested in 2019, which was also the case for the 2015 TSR Performance Awards.
PAY DETERMINATIONS
Summary
The Committee increased Mr. Robbins’ total direct compensation by $560,000, or approximately 23%, from last year. More specifically, the Committee made the following compensation determinations with respect to Mr. Robbins:

•	Increased his base salary by $100,000;

•	Increased his non-equity incentive award to $660,000 for 2018 from $450,000 for 2017; and

•	Increased his total equity award to $1,500,000 from $1,250,000 for 2017.
The Committee believes that, as President and CEO, Mr. Robbins’ compensation, more than any other NEO, should reflect the overall performance of the Company rather than individual achievements. The Committee believes that the compensation determination that it made reflects the Company’s financial performance in 2018. The large increase in Mr. Robbins’ compensation was due to (i) his appointment to the position of President and CEO effective January 1, 2018, (ii) Mr. Robbins’ performance against his individual goals as set forth in his scorecard, (iii) the positive transformation the Company made in 2018 and continues to make, and (iv) the improvement in financial results in 2018 compared to 2017, after adjusting for the Tax Act boost to earnings.
Rationale for Compensation Decisions
In making the compensation decisions described below, the Committee considered the performance of the Company as a whole against goals as well as each NEO’s scorecard performance against his 2018 goals.
The chart below provides a brief synopsis of the 2018 scorecard of the Company as a whole.

Goal		Performance Relative to Goal
Growth	è	✓Commercial and consumer loans grew substantially ßàCore deposits and residential mortgages grew modestly
Efficiency	è	✓Several technology initiatives were launched X Other efficiency projects were not fully implemented
Profitability	è	✓Two major initiatives were successfully completed ßàMixed results in implementing FinTech and profitability measurement tools
Risk Management	è	✓Credit quality and risk profile levels are acceptable
Customer Focus	è	✓Successful implementation of several major customer initiatives ßàBranch transformation continues
Community	è	✓NEO and senior management community engagement expanded
Employee Empowerment	è	✓Several employee engagement initiatives were launched
Integration of USAB	è	✓Clients and key employees were successfully retained ßàAssimilation of culture needs to be completed
Discussion
The Committee assigned significant weight to the Company’s scorecard above in assessing Mr. Robbins’ performance. Mr. Robbins was viewed as having materially exceeded his individual goals and materially contributed to the successful goals in the Company’s scorecard above. In particular, the Committee considered Mr. Robbins’ leadership and his efforts to fundamentally transform the Company into a more competitive institution and the Committee believed that the Company made strong progress in 2018 toward its long term goals. The Committee also weighted heavily the Company’s

2019 Proxy Statement	27

improved net income and net interest income in 2018. These factors resulted in the Committee increasing Mr. Robbins’ base salary and setting his equity and non-equity awards at above target. The Committee’s decision to issue Mr. Iadanza equity and non-equity awards at above target was primarily based on the strong loan growth of the Company in 2018 and his strong performance against his scorecard. The other executives’ awards were at target which reflected their strong efforts and positive individual scorecards.
Salaries. Mr. Robbins’ base salary for 2019 increased to $900,000 from $850,000. Other than Mr. Bardusch, who received a $25,000 increase, none of the other NEOs received any increase in base salary.
Non-Equity Incentive Awards.  For each NEO, the Committee sets a target non-equity incentive award calculated as a percentage of such executive’s base salary. For 2018, these targets were 70% for Mr. Robbins, 40% for Messrs. Eskow, Iadanza and Janis, and 35% for Mr. Bardusch. The actual non-equity incentive award for Mr. Robbins was higher than last year’s award and his target 2018 award by $210,000 and $65,000, respectively. The actual non-equity incentive award for Mr. Iadanza was higher than last year’s award and his target 2018 award by $75,000 and $85,000, respectively. The other NEOs received non-equity incentive awards that were generally consistent with both 2017 awards and target 2018 awards.
The following table shows the non-equity incentive awards for each NEO, as well as the amount of the actual awards relative to target awards.
Non-Equity Incentive Awards

NEO	2018 Base Salary	2018 Target Non-Equity Awards Amount	Non-Equity Incentive	2018 Target Non-Equity Awards as % of Base Salary	2018 Non-Equity Incentive Awards as % of Target
Ira Robbins	$850,000	$595,000	$660,000	70%	111%
Alan D. Eskow	575,000	230,000	230,000	40	100
Thomas A. Iadanza	600,000	240,000	325,000	40	135
Ronald H. Janis	515,000	206,000	206,000	40	100
Robert J. Bardusch	450,000	148,750	150,000	35	101

While the Target Non-Equity award is measured against the salary set at the beginning of the year, Mr. Bardusch’s salary was increased during the year in connection with his appointment as Chief Operating Officer.
Equity Incentive Awards. As with non-equity incentive awards, the Committee sets total target equity incentive awards for each NEO. As described in more detail below, the equity awards are granted in the form of time-based awards (25%) and performance based awards (75%). The Committee in February 2019 made equity awards based on the performance of each executive in 2018.
The table below shows the total equity awards for each NEO relative to target as well as the amount of the actual awards relative to target awards.

NEO	2018 Target Equity Incentive Awards	Actual Equity Incentive Awards for 2018	2018 Equity Incentive Awards as a % of Target
Ira Robbins	$1,250,000	$1,500,000	120%
Alan D. Eskow	750,000	700,000	93
Thomas A. Iadanza	750,000	800,000	107
Ronald H. Janis	700,000	700,000	100
Robert J. Bardusch	500,000	550,000	110

NEO	Time Based Restricted Shares	Value of Shares at Grant Date
Ira Robbins	35,954	$375,000
Alan D. Eskow	16,779	175,000
Thomas A. Iadanza	19,175	200,000
Ronald H. Janis	16,779	175,000
Robert J. Bardusch	13,183	137,500

28	2019 Proxy Statement

The following table shows the performance based equity awards issued to our NEOs and the grant date fair value of each award. Of these awards, 60% are subject to vesting based on the attainment of Growth in Tangible Book Value and the remaining 40% are based on relative TSR.

	Performance Based Stock Awards at Target			Performance Based Stock Awards at Maximum
Named Executive Officer	Based on TSR	Based on Growth in TBV	Total	Based on TSR	Based on Growth in TBV	Total
Ira Robbins	$450,000	$675,000	$1,125,000	$675,000	$1,181,250	$1,856,250
Alan D. Eskow	210,000	315,000	525,000	315,000	551,250	866,250
Thomas A. Iadanza	240,000	360,000	600,000	360,000	630,000	990,000
Ronald H. Janis	210,000	315,000	525,000	315,000	551,250	866,250
Robert J. Bardusch	165,000	247,500	412,500	247,500	433,125	680,625
Other Compensation
As of January 1, 2017, we established a deferred compensation plan for our NEOs and other selected executives. The deferral plan is intended to provide a retirement savings program for earnings above the limits of the qualified 401(k) Plan. The deferral plan has a similar employer match to the 401(k) Plan. Under the deferral plan, if for the calendar year the executive contributes the maximum to the 401(k) Plan, he or she may elect to defer up to 5% of his or her salary and bonus above the 401(k) limits and the Company will match the executive’s deferral amount up to the 5% limit. The deferral plan is described in more detail in “2018 Nonqualified Deferred Compensation - Deferral Compensation Plan”.
We also provide perquisites to senior officers. We offer them either a taxable monthly allowance or the use of a company-owned automobile. The automobile facilitates NEO travel between our offices, to business meetings with customers and vendors and to investor presentations. NEOs may use the automobile for personal transportation. Personal use of the automobile results in taxable income to the NEO, and we include this in the amounts of income we report to the NEO and the Internal Revenue Service. Commencing in 2017, the Committee determined that new executives will receive a taxable car stipend, not use of a company owned car, and this may be applied to existing executives as their cars come up for replacement.
We also support and encourage our NEOs to hold a membership in a local country club for which we pay admission costs, dues and other business related expenses. We find that the club membership is an effective means of obtaining business as it allows NEOs to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities be paid by the NEO. The club membership dues are included as perquisites in our Summary Compensation Table in accordance with SEC guidance. We also provide severance agreements and change in control agreements to our NEOs. The severance agreements provide benefits to our NEOs in the form of lump sum cash payments if they are terminated by Valley without cause. The terms of these agreements are described more fully in this Proxy Statement under “Other Potential Post-Employment Payments.”
The change in control agreements provide for “double trigger” cash payments in the event of a change of control of Valley. These benefits provide the NEOs with income protection in the event employment is terminated without cause following a change in control, support our executive retention goals and encourage their independence and objectivity in considering potential change in control transactions.
Effective for 2019 and thereafter, the Committee, based upon a recommendation from FW Cook, adopted a new program for our executive officers, including our NEOs regarding change in control benefits. Under this new program, change in control benefits are as follows:

•	For the CEO, three times the sum of salary plus highest cash bonus in the last three years;

•	For the other NEOs, two times (reduced from three times) the sum of salary plus highest cash bonus in the last three years.
In 2019 Messrs. Robbins, Iadanza and Janis entered into new agreements to reduce their change in control benefits under the new program. Due to the nature of their existing agreements, the new agreements do not go into effect until January 1, 2023. Mr. Bardusch entered into a new agreement which became effective as of January 1, 2019 because his benefits were increased under the new program. Mr. Eskow’s existing change in control agreement remains unchanged because his agreement was previously grandfathered.
Also, in connection with the new program, commencing in 2019 all equity awards will provide for accelerated vesting

2019 Proxy Statement	29

only upon a “double trigger”; i.e., a change in control followed by a qualifying termination of employment.
A more detailed explanation of these and other matters are set forth in this Proxy Statement under “2019 Action to Reduce Certain Change in Control and Retirement Benefits” on page 38.
OTHER PROGRAM FEATURES
Hold Past Termination: If an NEO terminates employment for any reason and such termination results in the acceleration of equity awards, 50% of the shares of common stock underlying those equity awards must be held for a period of 18 months following the date of termination.
Clawback: Under our “clawback” policy, if there is a material restatement of our financial statements, or material misconduct by the executive which harms the Company financially, the Committee may “clawback” unvested equity awards and unpaid cash bonus awards and in the event of intentional fraud or misconduct by the executive, previously paid or vested awards, as well as unvested awards may be clawed back. Our equity grants to executive officers include another “clawback” provision that allows recapture of the award for certain reasons within specified time periods.
No Hedging or Pledging: Valley adopted a policy prohibiting executive officers from entering into hedging and pledging transactions involving Valley’s common stock. The Board believes that such transactions, which have the effect of mitigating the risks and rewards of ownership, may result in the interests of management and shareholders of Valley being misaligned.
Stock Ownership: To better align the interests of our NEOs with those of our common shareholders, we require each NEO to own a minimum number of shares of our common stock. Officers are given a five-year window to meet the requirements from the year of their appointment to the position. The Compensation Committee increased the ownership requirements this year. The table below shows the minimum holdings required of each NEO. Shares held by spouse and minor children are counted against the requirement, as well as unvested time vesting restricted stock units.
NEO Minimum Stock Ownership Requirements

Title	Minimum Dollar Value of Required Common Stock Ownership
CEO	5 times base salary
Senior EVP	3 times base salary
EVP	2 times base salary

INCOME TAX CONSIDERATIONS
Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally disallows a tax deduction to a public corporation for compensation over $1,000,000 paid in any fiscal year to a company's chief executive officer or other named executive officers (excluding the company's principal financial officer, in the case of tax years commencing before 2018). However, in the case of tax years commencing before 2018, the statute exempted qualifying performance based compensation from the deduction limit if certain requirements were met. The Company’s 2016 Long-Term Stock Incentive Plan (the “2016 Stock Plan”) includes provisions for performance awards which were intended to allow these awards to be deductible under Section 162(m). Previously, the Company also implemented an Executive Incentive Plan which was designed to allow both time-based restricted stock and cash awards to be deductible under Section 162(m).
Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain "grandfathered" arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). While the Company's shareholder approved incentive plans were previously structured to provide that certain awards could be made in a manner intended to qualify for the performance-based compensation exemption, that exemption will no longer be available for future tax years (other than with respect to certain "grandfathered" arrangements as noted above).
The Compensation Committee expects in the future to authorize compensation in excess of $1,000,000 to named executive officers that will not be deductible under Section 162(m).

30	2019 Proxy Statement

COMPENSATION COMMITTEE REPORT AND CERTIFICATION
The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and those discussions, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gerald Korde, Committee Chairman
Andrew B. Abramson
Eric P. Edelstein
Michael L. LaRusso
Marc J. Lenner
Suresh L. Sani
Jennifer W. Steans
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information regarding our equity compensation plan as of December 31, 2018.

Plan Category	Number of shares to be issued upon exercise of outstanding options and rights*	Weighted average exercise price on out-standing options and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	2,852,300	$6.86	5,476,751
Equity compensation plans not approved by security holders	—	—	—
Total	2,852,300	$6.86	5,476,751
____________

*
Amount includes 1,051,787 options outstanding with a weighted average exercise price of $6.86; 1,800,513 performance-based restricted stock units measured at maximum vesting at December 31, 2018.  Amount does not include 1,720,968 outstanding restricted shares and 178,544 outstanding restricted stock units acquired from the merger with USAB on January 1, 2018.

2019 Proxy Statement	31

SUMMARY COMPENSATION TABLE
The following table summarizes all compensation in 2018, 2017 and 2016 earned by our chief executive officer, chief financial officer and the three most highly paid executive officers (NEOs) for services performed in all capacities for Valley and its subsidiaries.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compen-sation(2)	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings(3)	All Other Compen-sation(4)	Total
Ira Robbins	2018	$850,000	$1,468,505	$660,000	0	$206,414	$3,184,919
President and CEO	2017	750,000	1,250,000	450,000	80,405	142,745	2,673,150
	2016	525,000	750,000	250,000	45,718	77,757	1,648,475
Alan D. Eskow	2018	575,000	685,306	230,000	0	156,210	1,646,516
Senior EVP, CFO and	2017	575,000	675,000	250,000	15,279	156,701	1,671,980
Corporate Secretary	2016	545,750	675,000	200,000	0	118,714	1,539,464
Thomas A. Iadanza	2018	600,000	783,198	325,000	0	106,251	1,814,449
Senior EVP and
Chief Banking Officer
Ronald H. Janis	2018	515,000	685,306	206,000	0	90,006	1,496,312
Senior EVP and	2017	500,000	800,000	250,000	0	50,131	1,600,131
General Counsel
Robert J. Bardusch	2018	450,000	538,447	150,000	0	44,170	1,182,617
Senior EVP and COO
___________

(1)
Stock awards reported in 2018 reflect the grant date fair value of the restricted stock unit and performance based restricted stock unit awards under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation ("ASC Topic 718") granted by the Compensation Committee based on 2018 results. The grant date fair value of time based restricted stock unit awards reported in this column for each of our NEOs was as follows: Mr. Robbins, $375,000, Mr. Eskow, $175,000; Mr. Iadanza, $200,000; Mr. Janis, $175,000 and Mr. Bardusch $137,500. Restrictions on time based restricted stock unit awards lapse at the rate of 33% per year. The grant date fair value of performance based restricted stock units reported in this column for each of our NEOs is the target value. Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement. Any shares earned based on achievement of the specific performance goals vest on February 1st following the three-year performance period. The value on grant date of the performance based restricted stock unit awards based upon performance goal achievement at target and maximum would be as follows:

Name	Target Value at Grant Date FV	Maximum Value at Grant Date
Ira Robbins	$1,093,505	$1,809,015
Alan D. Eskow	510,306	844,215
Thomas A. Iadanza	583,198	964,797
Ronald H. Janis	510,306	844,215
Robert J. Bardusch	400,947	663,297

(2)
For 2018, represents the non-equity incentive award paid in cash in 2019 based on 2018 performance. Non-Equity awards earned for the years ending before 2018 were distributed as follows: 50% of the non-equity award was paid on award and the remaining balance was paid in eight equal quarterly cash installments.

(3)
Represents the change in the present value of pension benefits from year to year, taking into account the age of each NEO, a present value factor, and interest discount factor based on their remaining time until retirement. The annual increase in present value of Mr. Robbins and Mr. Eskow accumulated benefits as of December 31, 2018 was a net decrease of $62,532 and $202,373 from the present value reported as of December 31, 2017, respectively, therefore, the amount reported for 2018 is zero. The decrease is attributable to the increase in the discount rate from 3.69% to 4.30%.

(4)
All other compensation includes perquisites and other personal benefits paid in 2018 including automobile, accrued dividends on nonvested restricted stock and restricted stock units, 401(k) contribution payments, 401(k) SERP contribution payments by Valley (including interest earned) and group term life insurance and club dues (see table below).

32	2019 Proxy Statement

Name	Auto(1)	Accrued Dividends Earned on Nonvested Stock Awards(2)	401(k)(3)	DCP(4)	GTL(5)	Club Dues	Other	Total
Ira Robbins	$7,704	$94,626	$13,750	$56,424	$1,140	$28,924	$3,846	$206,414
Alan D. Eskow	14,484	72,612	13,750	30,963	20,632	0	3,769	156,210
Thomas A. Iadanza	8,005	45,333	13,750	31,149	7,524	0	490	106,251
Ronald H. Janis	21,150	21,003	13,750	24,527	7,276	0	2,300	90,006
Robert J. Bardusch	5,663	19,512	13,750	0	1,055	0	4,190	44,170
___________

(1)	Auto represents the cost to the Company of the portion of personal use of a company-owned vehicle by the NEO and, parking (if applicable), during 2018.
(2)
Accrued dividends on non-vested time and performance based restricted stock units until such time as the vesting takes place. Dividends on performance based units are accrued at target and are only paid to the extent the underlying award vests.

(3)
After one year of employment, the Company provides to all full time employees in the plan including our NEOs, up to 100% of the first 4% of pay contributed and 50% of the next 2% of pay contributed. An employee must save at least 6% to get the full match (5%) under the 401(k) Plan.

(4)
Effective January 1, 2017, Valley established the Valley National Bancorp Deferred Compensation Plan for the benefit of certain eligible employees, see Deferred Compensation Plan under the 2018 Nonqualified Deferred Compensation below. If the NEO utilizes the 401(k) to the maximum, for amounts over the maximum compensation amount allowed under the 401(k), the NEO may elect to defer 5% of the excess and the Company will match that deferral compensation.

(5)	GTL or Group Term Life Insurance represents the taxable amount for over $50,000 of life insurance for benefits equal to two times salary. This benefit is provided to all full time employees.

2019 Proxy Statement	33

GRANTS OF PLAN-BASED AWARDS
The following table represents the grants of awards to the NEOs in 2019 for 2018 performance made under the 2016 Stock Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock(1)	Grant Date Fair Value of Stock Awards(2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Ira Robbins	2/12/2019		$595,000	$1,190,000	53,931	107,862	177,973		$1,093,505
	2/12/2019							35,954	375,000
Alan D. Eskow	2/12/2019		230,000	460,000	25,168	50,336	83,055		510,306
	2/12/2019							16,779	175,000
Thomas A. Iadanza	2/12/2019		240,000	480,000	28,763	57,526	94,918		583,198
	2/12/2019							19,175	200,000
Ronald H. Janis	2/12/2019		206,000	412,000	25,168	50,336	83,055		510,306
	2/12/2019							16,779	175,000
Robert J. Bardusch	2/12/2019		148,750	297,500	19,775	39,549	65,256		400,947
	2/12/2019							13,183	137,500
___________

(1)
The Compensation Committee set targets awards for 2018 as follows: Mr. Robbins as CEO 70% of salary; Messrs. Eskow, Iadanza and Janis 40% of salary; and Mr. Bardusch 35% of salary. Awards were paid based upon achievement of a scorecard of goals. See "Compensation Discussion and Analysis." The Compensation Committee awarded each NEO the cash amount reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2018. The Compensation Committee also granted each NEO an award of time-based restricted stock units under the 2016 Stock Plan (reported above under “All Other Stock Awards: Number of Shares of Stock”). The Compensation Committee also made grants to the NEOs under the 2016 Stock Plan in the form of performance based restricted stock units (reported above under “Estimated Possible Payouts Under Equity Incentive Plan Awards”). The threshold amounts reported above for the performance based restricted stock unit awards represent the number of shares that would be earned based on achievement of threshold amounts under both the growth in tangible book value and relative TSR performance metrics measured over the cumulative three-year performance period. See our Compensation Discussion and Analysis for information regarding these time-based restricted stock units and performance based restricted stock unit awards.

(2)	See grant date fair value details under footnote (1) of the Summary Compensation Table above.
Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement. Any shares earned based on achievement of the specific performance goals vest on February 1st following the completion of the three-year performance period. Restrictions on time based restricted stock unit awards lapse at the rate of 33% per year.
Dividends are credited on restricted stock and restricted stock units at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting, and are subject to the same time based and performance based restrictions as the underlying restricted stock and units. Upon a “change in control,” as defined in that plan, all restrictions on shares of time based restricted stock will lapse and restrictions on shares of performance based restricted stock units will lapse at target. However, changes were made to grants issued in 2019 to implement "double trigger" vesting. As a result, vesting is no longer automatic upon a change in control. See below "2019 Action to Reduce Certain Change in Control and Retirement Benefits."
The per share grant date fair values under ASC Topic 718 of each share of time based restricted stock unit and performance based restricted stock units (with no market condition vesting requirement) was $10.43 per share awarded on 2/12/2019. Performance based restricted stock units with market condition vesting requirements (i.e., TSR) awarded on 2/12/2019 had a $9.70 per share grant date fair value.

34	2019 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table represents stock option, restricted stock and restricted stock unit awards outstanding for each NEO as of December 31, 2018 (including February 12, 2019 awards which were based on 2018 performance). All awards have been adjusted for stock dividends and stock splits, as applicable.

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested(3)
Ira Robbins	2/12/2019					35,954	$319,272	177,973	$1,580,400
	2/1/2018					33,015	293,173	99,642	884,821
	1/24/2017					14,762	131,087	66,431	589,907
	1/29/2016							77,115	684,781
	1/27/2016					8,629	76,626
Total awards (#)		0	0			92,360	$820,158	421,161	$3,739,909

Alan D. Eskow	2/12/2019					16,779	$148,998	83,055	$737,528
	2/1/2018					17,900	158,952	53,700	476,856
	1/24/2017					13,286	117,980	59,787	530,909
	1/29/2016							79,319	704,353
	1/27/2016					8,876	78,819
	11/15/2010	21,170	0	$11.91	11/15/2020
Total awards (#)		21,170	0			56,841	$504,749	275,861	$2,449,646
Market value of in-the-money options ($) (3)		0	0

Thomas A. Iadanza	2/12/2019					19,175	$170,274	94,918	$842,872
	2/1/2018					17,900	158,952	53,700	476,856
	1/24/2017					6,495	57,676	28,565	253,657
	1/29/2016							32,433	288,005
	1/27/2016					3,629	32,226
Total awards (#)		0	0			47,199	$419,128	209,616	$1,861,390

Ronald H. Janis	2/12/2019					16,779	$148,998	83,055	$737,528
	2/1/2018					15,911	141,290	47,733	423,869
Total awards (#)		0	0			32,690	$290,288	130,788	$1,161,397

Robert J. Bardusch	2/12/2019					13,183	$117,065	65,256	$579,473
	2/1/2018					9,547	84,777	29,832	264,908
	1/24/2017					3,838	34,081	16,608	147,479
Total awards (#)		0	0			26,568	$235,923	111,696	$991,860
____________

(1)	All stock option awards are currently exercisable, however, the exercise prices may be higher than Valley's market price.
(2)
Restrictions on time based restricted stock and restricted stock unit awards (reported above under “Number of Shares or Units of Stock That Have Not Vested”) lapse at the rate of 33% per year commencing with the first year after of the date of grant.

Restrictions on performance based restricted stock unit awards (reported above under “Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested”) lapse based on achievement of the performance goals set forth in the award agreement. Dividends are credited on these awards at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting, and are subject to the same time based or performance based restrictions as the underlying restricted stock unit.

The award amount in the "Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested" column represents the number of shares that may be earned based on maximum performance achievement over the cumulative three-year performance period with respect to both the growth in tangible book value and total shareholder return performance metrics, for the 1/29/2016, 1/24/2017 award, 2/1/2018 award and 2/12/2019 award.

(3)	At per share closing market price of $8.88 as of December 31, 2018.

2019 Proxy Statement	35

2018 STOCK VESTED
The following table shows the restricted stock and restricted stock units held by our NEOs that vested in 2018, as well as performance-based awards which vested in early 2019 based on the three-year performance period ended December 31, 2018, and the value realized upon vesting. None of our NEOs exercised any options in 2018.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(*)
Ira Robbins	67,592	$746,697
Alan D. Eskow	73,023	812,895
Thomas A. Iadanza	29,773	331,063
Ronald H. Janis	0	0
Robert J. Bardusch	1,919	23,527
____________

*
The value realized on vesting of restricted stock represents the aggregate dollar amount realized upon vesting by multiplying the number of shares of restricted stock/units that vested by the fair market value of the underlying shares on the vesting date. Included above is the vesting of the final portion of the performance-based awards granted on 1/29/2016 for Mr. Robbins (47,938 shares), Mr. Eskow (49,308 shares), and Mr. Iadanza (20,163 shares). These shares vested based on achievement of the performance goals set forth in the award agreement based on the applicable growth in tangible book value conditions measured over the three-year performance period ending December 31, 2018. Dividends are credited on these awards at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting, and are subject to the same time based or performance based restrictions as the underlying restricted stock. The performance based awards granted on 1/29/2016 subject to vesting based on relative TSR performance lapsed without any vesting.

2018 PENSION BENEFITS
PENSION PLAN
Valley maintains a non-contributory, defined benefit pension plan (the "Pension Plan") which was frozen effective January 1, 2014. The annual retirement benefit under the Pension Plan generally was (i) 0.85% of the employee’s average final compensation up to the employee’s average social security wage base plus (ii) 1.15% of the employee’s average final compensation in excess of the employee’s average social security wage base up to the annual compensation limit under the law, (iii) multiplied by the years of credited service (up to a maximum of 35 years). An employee’s “average final compensation” is the employee’s highest consecutive five-year average of the employee’s annual salary. Employees hired on or after July 1, 2011, including Mr. Iadanza, Mr. Janis and Mr. Bardusch, are not eligible to participate in the Pension Plan. As a result of amendments to the Pension Plan adopted in 2013, participants will not accrue further benefits and their pension benefits will be determined based on their compensation and service up to December 31, 2013.
BENEFIT EQUALIZATION PLAN
Valley maintains a Benefit Equalization Plan ("BEP") which provides retirement benefits in excess of the amounts payable from the Pension Plan for certain highly compensated executive officers, which was frozen effective January 1, 2014. Benefits are generally determined as follows: (i) the benefit calculated under Valley pension plan formula without regard to the limits on recognized compensation and maximum benefits payable from a qualified defined benefit plan, minus (ii) the individual’s pension plan benefit. Mr.
Robbins and Mr. Eskow are participants in the BEP. Executives hired on or after July 1, 2011 including Mr. Iadanza, Mr. Janis and Mr. Bardusch, are not participants in the BEP. As a result of amendments to the BEP adopted in 2013, participants will not accrue further benefits and their benefits will be determined based on their compensation for service and years of service up to December 31, 2013. Benefits under the BEP will not increase for any pay or service earned after such date except participants may be granted up to three additional years of service if employment is terminated in the event of a change in control. The following table shows each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits as of December 31, 2018.

Name	Plan Name	# of Years Credited Service	Present Value of Accu-mulated Benefits ($)
Ira Robbins	VNB Pension Plan	16	$389,386
	VNB BEP	16	159,796
Alan D. Eskow	VNB Pension Plan	22	705,739
	VNB BEP	22	1,474,123
Present values of the accumulated benefits under the BEP and Pension Plan were determined as of January 1, 2019 based upon the accrued benefits under each plan as of December 31, 2018 and valued in accordance with the

36	2019 Proxy Statement

following principal actuarial assumptions: (i) post-retirement mortality in accordance with the RP-2014 White Collar Tables, rolled back to 2006, projected generationally with Scale MP-2018, (ii) interest at an annual effective rate of 4.30% compounded annually, (iii) retirement at the earliest age (subject to a minimum age of 55 and a maximum age equal to the greater of 65 and the participant’s age on January 1, 2019) at which unreduced benefits would be payable assuming continuation of employment and (iv) for the BEP payment is based on an election by the participant and for the Pension Plan it is assumed that 50% of participants will elect a joint and two-thirds survivor annuity and 50% will elect a straight life annuity.
EARLY RETIREMENT BENEFITS
An NEO’s accrued benefits under the Pension Plan and BEP are payable at age 65, the individual’s normal retirement age. If an executive terminates employment after both attainment of age 55 and completion of 10 years of service, he is eligible for early retirement. Upon early retirement, an executive may elect to receive his accrued benefit unreduced at age 65 or, alternatively, to receive a reduced benefit commencing on the first day of any month following termination of employment and prior to age 65. The amount of reduction is 0.5% for each of the first 60 months and 0.25% for each of the next 60 months that benefits commence prior to the executive’s normal retirement date (resulting in a 45% reduction at age 55, the earliest retirement age under the plans). However, there is no reduction for early retirement prior to the normal retirement date if the sum of the executive’s age and years of vested service at the benefit commencement date equals or exceeds 80.
LATE RETIREMENT BENEFITS
Effective December 31, 2013, the BEP was amended to specify the manner in which actuarial increases would be applied to benefits for executives postponing retirement beyond April 1st of the year in which the executive reaches age 70 1/2.
401(k) PLAN
Under the 401(k) Plan, Valley matches the first four percent (4%) of salary contributed by an employee each pay period, and 50% of the next 2% of salary contributed, for a maximum matching contribution of five percent (5%), with an annual limit of $13,750 in 2018.
2018 NONQUALIFIED DEFERRED COMPENSATION
DEFERRED COMPENSATION PLAN
Valley established the Valley National Bancorp Deferred Compensation Plan (the "Plan") for the benefit of certain eligible employees in 2017. The Plan is maintained for the purpose of providing deferred compensation for selected employees participating in the 401(k) Plan whose contributions are limited as a result of the limitations on the amount of compensation which can be taken into account under the 401(k) Plan. Each of our NEOs participates in the Plan.
Participant Deferral Contributions. Each participant in the Plan is permitted to defer, for that calendar year, up to five percent (5%) of the portion of the participant’s salary and cash bonus above the limit in effect for that calendar year under the Company's 401(k) Plan. The Compensation Committee has the authority to change the deferral percentage, but any such change only applies to calendar years beginning after such action is taken by the Compensation Committee. No deferrals may be taken until a participant’s salary and bonus for such calendar year is in excess of the limit in effect under the Company's 401(k) Plan.
Company Matching Contributions. Each calendar year, it is expected the Company will match 100% of a participant’s deferral contributions under the Plan that do not exceed five percent (5%) of the participant’s salary and bonus. A Participant vests in the Company Matching Contribution after two years of participation in the Plan.
Earnings on Deferrals. Participants’ deferral contributions and company matching contributions will be adjusted at the end of each calendar year by an amount equal to the one-month LIBOR average for the applicable calendar year plus 200 basis points, multiplied by the balance in the participant’s notional account at the end of the calendar year. The Compensation Committee may adjust the earnings rate prospectively.
Amount, Form and Time of Payment. The amount payable to the participant will equal the amount credited to the participant’s account as of his or her separation from service with Valley, net of all applicable employment and income tax withholdings. The benefit will be paid to the participant in a single lump sum within thirty days following the earlier of the participant’s separation from service with Valley or the date on which a change in control occurs, and will represent a complete discharge of any obligation under the Plan.

2019 Proxy Statement	37

The following table shows each NEO's deferred compensation plan activity during 2018 and in aggregate:

Name	NEO Contribution in 2018	Valley's Contribution in 2018*	Aggregate Earnings in 2018*	Aggregate Withdrawals/Distributions	Aggregate Balance at 12/31/2018
Ira Robbins	$50,481	$50,481	$5,943	0	$153,722
Alan D. Eskow	27,500	27,500	3,463	0	89,564
Thomas A. Iadanza	27,981	27,981	3,168	0	81,954
Ronald H. Janis	21,884	21,884	2,643	0	68,343
Robert J. Bardusch	0	0	0	0	0
_________
* Included in the Summary Compensation Table above, under "All Other Compensation" for 2018.
OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
Valley and the Bank are parties to severance and change in control arrangements with Messrs. Robbins, Eskow, Iadanza, Janis and Bardusch. The following discussion describes the agreements currently in place with each of our named executive officers.
2019 ACTION TO REDUCE CERTAIN CHANGE IN CONTROL AND RETIREMENT BENEFITS
Based upon a recommendation from FW Cook concerning current practices, the Compensation Committee endorsed a new program to bring consistency to change in control agreements for executives of the Company. The impact of the new program was to reduce potential benefits for many of the Company’s executives.
Under the new program, change in control severance benefits for executives will be as follows:

•	Chief Executive Officer (CEO): Three times (3x) (i) salary, and (ii) highest cash bonus in the last three (3) years.

•	Senior Executive Vice Presidents (SEVP): Two times (2x) (i) salary, and (ii) highest cash bonus in the last three (3) years.

•	Executive Vice Presidents (EVP): Two times (2x) salary, plus a pro-rata bonus for year of termination.

•	Under all agreements the executive also receives a lump sum payment equal to the salary multiplier (3x or 2x) multiplied by his or her COBRA premium minus his or her required employee contribution.

•
Internal Revenue Code 280G imposes a 20% excise tax on an individual receiving “excess parachute payments” and disallows a deduction for the company paying excess parachute payments above a base level. To deal with tax issues, the change in control agreements provide for “net best” tax treatment. Under this treatment the executive’s severance benefits are cut back to eliminate any excess parachute payments unless the executive would end up with more after-tax income by paying the 20% excise tax. In the latter case, severance benefits are not cut back but the executive pays the 20% excise tax in addition to all federal and state income taxes.

Previously, severance benefits under change in control agreements were inconsistent based upon title and included a life insurance benefit that has been eliminated.
Under this new program, in 2019 Mr. Robbins, Mr. Iadanza and Mr. Janis entered into agreements to reduce their benefits by replacing existing change in control agreements with new agreements effective January 1, 2023. The delayed effective date for the reduced benefits was caused by the rolling three-year term in the existing agreements.
Because his existing benefits were less than those provided for in the new program, Mr. Bardusch entered into a change in control agreement with increased benefits effective January 2019.
Mr. Eskow's existing change in control agreement remains in effect.
The change in control agreements contain the same terms as the Company’s prior change in control agreements except with the exception of the new program terms described above.
As an additional part of the Compensation Committee’s new program, equity awards granted in 2019 and thereafter require a double trigger to vest upon a change in control. Currently, the vesting of equity awards accelerates upon a

38	2019 Proxy Statement

change in control. Under the new program, there will not be an acceleration of vesting upon a change in control; equity awards will accelerate only if within two years after a change in control, the employee dies or there is a qualifying termination. A qualifying termination is (i) a termination without cause or, (ii) or a resignation for good reason under a change in control agreement or the change in control severance plan.
Furthermore, vesting of equity on a qualified retirement was reduced. Starting with awards granted in 2019, upon a qualified retirement, equity awards outstanding less than one year will vest pro rata based upon the number of full months that the award was outstanding divided by twelve. Awards outstanding more than one year will vest in full on retirement. Prior to 2019, awards vested in full on a qualified retirement.
The description of benefits below describes the agreements that were in effect at December 31, 2018, as do the amounts set forth in the tables below.
SEVERANCE AGREEMENT PROVISIONS
In the event of termination of employment without cause, the severance agreement with Mr. Eskow provides for a lump sum payment equal to twelve months of base salary as in effect on the date of termination, plus a fraction of the NEO’s most recent annual cash bonus, which is equal to: (a) the number of months which have elapsed prior to termination in the current calendar year divided by (b) 12. The severance agreements of Messrs. Robbins, Iadanza, and Janis, provide, in the event of termination of employment without cause, a lump sum payment equal to twenty four months of base salary as in effect on the date of termination, plus the sum of one times his most recent annual cash bonus and a fraction of his most recent annual cash bonus calculated in the same manner referenced above. No severance payment is made under the severance agreements if the NEO receives severance under a change in control agreement (described below). Under Mr. Janis' severance agreement, his equity awards would also vest as if he retired.
For the purpose of the severance agreements, “cause” means willful and continued failure to perform employment duties after written notice specifying the failure, willful misconduct causing material injury to us that continues after written notice specifying the misconduct, or a criminal conviction (other than a traffic violation), drug abuse or, after a written warning, alcohol abuse or excessive absence for reasons other than illness.
Under the severance agreements with Messrs. Robbins, Eskow, Iadanza and Janis, we provide the NEOs with a lump sum cash payment in place of medical benefits. The payment is 125% of total monthly premium payments under COBRA reduced by the amount of the employee contribution normally made for the health-related benefits the NEO was receiving at termination of employment, multiplied by 36. COBRA provides temporary continuation of health coverage at group rates after termination of employment. Under the severance agreements with these NEOs, we also provide a lump sum life insurance benefit equal to 125% of our share of the premium for three years of coverage, based on the coverage and rates in effect on the date of termination.
Under these agreements, each NEO is required to keep confidential all confidential information that he obtained in the course of his employment with us and is also restricted from competing with us in certain states during the term of his employment with us and for a period after termination of his employment.
CHANGE IN CONTROL ("CIC") AGREEMENT PROVISIONS
Each NEO is a party to a CIC Agreement. If one of these NEOs is terminated without cause or resigns for good reason following a CIC during the contract period (which is defined as the period beginning on the day prior to the CIC and ending on the earlier of (i) the third anniversary of the CIC or (ii) the NEO’s death), the NEO would receive three times the highest annual salary and non-equity incentive received in the three years prior to the CIC (one times for Mr. Bardusch). The NEOs would also receive payments for medical and life insurance identical to the benefits described above under “Severance Agreement Provisions.” Certain of the CIC Agreements also provide for a lump sum cash payment upon termination due to death or disability during the contract period equal to, for Mr. Eskow, the highest annual salary paid to him during any calendar year in the three years preceding the CIC, and for Mr. Robbins, Mr. Iadanza and Mr. Janis, one-twelfth of this amount.
Payments under the CIC Agreements are triggered by the specified termination events following a “change in control.” The events defined in the agreements as a change in control are:

•
Outsider stock accumulation. We learn, or one of our subsidiaries learns, that a person or business entity has acquired 25% or more of Valley’s common stock, and that person or entity is neither our “affiliate” (meaning someone who is controlled by, or under common control with, Valley) nor one of our employee benefit plans;

•
Outsider tender/exchange offer. The first purchase of our common stock is made under a tender offer or exchange offer by a person or entity that is neither our “affiliate” nor one of our employee benefit plans;

•
Outsider subsidiary stock accumulation. The sale of our common stock to a person or entity that is neither our “affiliate” nor one of our employee benefit plans that results in the person or entity owning more than 50% of the Bank’s common stock;

2019 Proxy Statement	39

•
Business combination transaction. We complete a merger or consolidation with another company, or we become another company’s subsidiary (meaning that the other company owns at least 50% of our common stock), unless, after the happening of either event, 60% or more of the directors of the merged company, or of our new parent company, are people who were serving as our directors on the day before the first public announcement about the event;

•	Asset sale. We sell or otherwise dispose of all or substantially all of our assets or the Bank’s assets;

•	Dissolution/Liquidation. We adopt a plan of dissolution or liquidation; and

•
Board turnover. We experience a substantial and rapid turnover in the membership of our Board of Directors. This means changes in board membership occurring within any period of two consecutive years that result in 40% or more of our board members not being “continuing directors.” A “continuing director” is a board member who was serving as a director at the beginning of the two-year period, or one who was nominated or elected by the vote of at least 2/3 of the “continuing directors” who were serving at the time of his/her nomination or election.

“Cause” for termination of an NEO’s employment under the CIC Agreements means his willful and continued failure to perform employment duties, willful misconduct in office causing material injury to the Company, a criminal conviction, drug or alcohol abuse or excessive absence. “Good reason” for a NEO’s voluntary termination of employment under the CIC Agreements means any of the following actions by us or our successor:

•	We change the NEO’s employment duties to include duties not in keeping with his position within Valley or the Bank prior to the change in control;

•	We demote the NEO or reduce his authority;

•	We reduce the NEO’s annual base compensation;

•
We terminate the NEO’s participation in any non-equity incentive plan in which the NEO participated before the change in control, or we terminate any employee benefit plan in which the NEO participated before the change in control without providing another plan that confers benefits similar to the terminated plan;

•
We relocate the NEO to a new employment location that is outside of New Jersey or more than 25 miles away from his former location, or in the case of Mr. Janis, outside of 10 miles of his New York office;

•	We fail to get the person or entity who took control of Valley to assume our obligations under the NEO’s CIC Agreement; and

•	We terminate the NEO’s employment before the end of the contract period, without complying with all the provisions in the NEO’s CIC Agreement.
PARACHUTE PAYMENT REIMBURSEMENT
Mr. Eskow is entitled to receive a tax “gross-up” payment in the event that payments to him following a change in control of Valley exceed the limit provided under Section 280G of the Internal Revenue Code.  Since the execution of the change in control agreement of Mr. Eskow, Valley adopted a policy prohibiting tax “gross-up” payments.  The tax “gross-up” payment provision was in effect prior to adoption of such policy and thus remain in effect. Mr. Robbins, Mr. Iadanza, Mr. Janis and Mr. Bardusch are not entitled to receive tax gross-up payments under their agreements. Mr. Robbins and Mr. Iadanza have a net best provision in change in control agreement whereby they would be entitled to the greater after-tax benefit of either: (i) his full change in their control payment and benefits less any 280G excise tax, the payment of which would be his responsibility, or (ii) his change in control payment and benefits cut back to the amount that would not result in 280G excise tax. Mr. Janis and Mr. Bardusch have a cut back provision which would bring his total 280G parachute payment to the Section 280G limit.
PENSION PLAN PAYMENTS
The present value of the benefits to be paid to Messrs. Eskow and Robbins following termination of employment over his estimated lifetime is set forth in the table below. Each such NEO receives three years additional service under the BEP upon termination without cause or resignation for good reason occurring during their change in control contract period. Present values of the BEP and Pension Plan were determined as of January 1, 2019 based on RP-2014 White Collar Tables projected generationally with Scale MP-2015, and interest at an annual effective rate of 4.30% compounded annually for the pension plan and the BEP.
EQUITY AWARD ACCELERATION
In the event of a change in control or termination of employment as a result of death, all restrictions on an NEO’s equity awards will immediately lapse (for performance based restricted stock units, all restrictions will lapse with respect to the target amount of shares). In the case of retirement (as defined), all restrictions will lapse on outstanding time based restricted stock and stock unit awards, and performance based restricted stock unit awards will remain outstanding and vest in accordance with the original vesting schedule based on actual performance. For awards made under the 2016 and 2009 Long-Term Stock Incentive Plan, a minimum of 50% of any accelerated equity award must be retained by the NEO for a period of 18 months or in some cases 24 months. Upon

40	2019 Proxy Statement

termination of employment for any other reason (other than termination due to disability which may be treated differently), NEOs will forfeit all shares whose restrictions have not lapsed unless otherwise provided.

2019 Proxy Statement	41

SEVERANCE BENEFITS TABLE
The table set forth below illustrates the severance amounts and benefits that would be paid to each of the current NEOs, if he had terminated employment with the Bank on December 31, 2018, the last business day of the most recently completed fiscal year, under each of the following retirement or termination circumstances: (i) death; (ii) retirement or resignation; (iii) dismissal without cause; and (iv) dismissal without cause or resignation for good reason following a change in control of Valley on December 31, 2018. Upon dismissal for cause, the NEOs would receive only their salary through the date of termination and their vested BEP and pension benefits. These payments are considered estimates as of specific dates as they contain some assumptions regarding stock price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Executive Benefits and Payments Upon Termination	Death	Retirement or Resignation	Dismissal Without Cause (3)	Dismissal without Cause or Resignation for Good Reason (Following a Change in Control)
Ira Robbins
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$1,700,000	$2,550,000
Severance – Non-equity incentive	0	0	660,000	1,980,000
Restricted stock awards	500,888	0	0	500,888
Performance restricted stock unit awards (1)	983,149	0	0	983,149
Deferred compensation	153,722	153,722	153,722	153,722
Welfare benefits lump sum payment	63,145	0	63,145	65,091
Automobile & club dues (2)	0	0	0	102,978
“Parachute Penalty” tax gross-up	N/A	N/A	N/A	N/A
Sub Total	1,700,904	153,722	2,576,867	6,335,828
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	0	0	0	114,650
Pension plan	233,911	233,911	233,911	233,911
Total	$1,934,815	$387,633	$2,810,778	$6,684,389
Alan D. Eskow
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$575,000	$1,725,000
Severance – Non-equity incentive	0	0	0	750,000
Restricted stock awards	355,748	355,748	0	355,748
Performance restricted stock unit awards (1)	671,843	671,843	0	671,843
Deferred compensation	89,564	89,564	89,564	89,564
Welfare benefits lump sum payment	11,250	0	11,250	11,250
Automobile & club dues (2)	0	0	0	40,721
“Parachute Penalty” tax gross-up	N/A	N/A	N/A	1,514,681
Sub Total	1,128,405	1,117,155	675,814	5,158,807
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan (3)	1,518,684	1,518,684	1,518,684	1,824,735
Pension plan	725,918	725,918	725,918	725,918
Total	$3,373,007	$3,361,757	$2,920,416	$7,709,460
Thomas A. Iadanza
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$1,200,000	$1,800,000
Severance – Non-equity incentive	0	0	325,000	975,000
Restricted stock awards	248,859	0	0	248,859
Performance restricted stock unit awards (1)	487,006	0	0	487,006
Deferred compensation	81,954	81,954	81,954	81,954
Welfare benefits lump sum payment	53,769	0	53,769	54,125
Automobile & club dues (2)	0	0	0	22,506
“Parachute Penalty” tax gross-up	N/A	N/A	N/A	N/A
Sub Total	871,588	81,954	1,660,723	3,669,450
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	N/A	N/A	N/A	N/A
Pension plan	N/A	N/A	N/A	N/A
Total	$871,588	$81,954	$1,660,723	$3,669,450

42	2019 Proxy Statement

Executive Benefits and Payments Upon Termination	Death	Retirement or Resignation	Dismissal Without Cause (3)	Dismissal without Cause or Resignation for Good Reason (Following a Change in Control)
Ronald H. Janis
Amounts payable in full on indicated date of termination:
Severance – Salary component (4)	$0	$0	$1,030,000	$1,206,597
Severance – Non-equity incentive	0	0	206,000	618,000
Restricted stock awards	141,290	0	0	141,290
Performance restricted stock unit awards (1)	282,579	0	0	282,579
Deferred compensation (5)	34,171	34,171	34,171	68,343
Welfare benefits lump sum payment	48,144	0	48,144	49,625
Automobile & club dues (2)	0	0	0	59,462
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A
Sub Total	506,184	34,171	1,318,315	2,425,896
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	N/A	N/A	N/A	N/A
Pension plan	N/A	N/A	N/A	N/A
Total	$506,184	$34,171	$1,318,315	$2,425,896
Robert J. Bardusch
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$69,231	$450,000
Severance – Non-equity incentive	0	0	0	175,000
Restricted stock awards	118,859	0	0	118,859
Performance restricted stock unit awards (1)	274,925	0	0	274,925
Deferred compensation	N/A	N/A	N/A	N/A
Welfare benefits lump sum payment (6)	0	0	2,629	22,288
Automobile & club dues (2)	0	0	0	10,786
“Parachute Penalty” tax gross-up	N/A	N/A	N/A	N/A
Sub Total	393,784	0	71,860	1,051,858
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	N/A	N/A	N/A	N/A
Pension plan	N/A	N/A	N/A	N/A
Total	$393,784	$0	$71,860	$1,051,858

____________
N/A	– Not applicable.
(1)
Upon death, dismissal without cause upon a change-in-control, or resignation for good reason upon a change-in-control, unearned performance restricted stock awards immediately vest at the target amount. Upon retirement, performance restricted stock awards continue to vest according to the schedules set forth in their respective award agreements; therefore the same amount is shown in all columns assuming the target amount is earned.

(2)
Automobile and club dues include the present value of the continuation of the personal use of a company-owned vehicle by the NEO and driving services and parking (if applicable), and membership in a country club through the contract period following the change-in-control.

(3)	Upon dismissal for cause, Mr. Eskow would receive BEP benefits.
(4)
Mr. Janis's payments will be "cut back" in the event that his parachute payments exceed his 280G limit. In the table above, the "Severance - Salary Component" has been reduced by $338,403 to reduce Mr. Janis's parachute payments to his 280G limit.

(5)
In case of death, retirement or resignation, or dismissal w/o cause, Mr. Janis would only receive the contributions he made under the company's deferred compensation plan. In the event of a change-in-control, the company contributions would vest immediately.

(6)	In the event of dismissal without cause, Mr. Bardusch would receive benefits assistance for two months.
CEO PAY RATIO
Under SEC rules, we are required to disclose the pay ratio of our CEO to our median employee. The pay ratio disclosure below is a reasonable estimate calculated in a manner consistent with SEC rules and guidance.
Under SEC rules we may continue to use the same median employee for three years if we reasonably believe no change occurred that would significantly impact the pay ratio. We reviewed the information we collected for the calculation of the 2017 pay ratio as well as information about our 2018 compensation. From that review, we determined that the median employee continued to be employed by us. After reviewing our 2018 workforce and changes occurring as a result of our 2018 acquisition of USAmeriBank, we determined that there were no changes in the employee base or compensation arrangements that would significantly change the pay ratio. Thus, for determining the 2018 pay ratio we used the same median employee.
We identified the median employee for 2017 by examining the 2017 total W-2 compensation, including 401(k) deferrals, for all individuals, excluding our CEO, who were employed by us on October 13, 2017. We included all employees, whether employed on a full-time, part-time, temporary or seasonal basis as of that payroll date. We did not make any assumptions, adjustments or estimates with respect to such

2019 Proxy Statement	43

total W-2 reported compensation. We did not annualize the compensation for any full or part time employees that were not employed by us for all of 2017. We believe the use of total W-2 compensation, including 401(k) deferrals, for all employees is a consistently applied compensation measure that reasonable reflects the annual compensation of employees.
As in 2017, we calculated the annual total compensation for the employee using the same methodology we used for the CEO, as set forth in the Summary Compensation Table.
The annual total compensation in 2018 for our median employee using this methodology was $52,936.
The annual total compensation in 2018 for our CEO using this methodology is shown in the Summary Compensation Table and was $3,184,919.
The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee in 2018 was 60 to 1.
ITEM 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Valley’s shareholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement, commonly referred to as a "say-on-pay vote." Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only and is not binding on Valley or the Board of Directors. We currently hold an annual say-on-pay vote.
The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s shareholders. The Company believes that its executive compensation program satisfies this goal.
The Compensation Discussion and Analysis section of this Proxy Statement describes the Company’s executive compensation program and the decisions made by the Compensation and Human Resources Committee in 2018 and early 2019.
The Company requests shareholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion).

As an advisory vote, this proposal is not binding upon the Board of Directors or the Company. However, the Compensation and Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. In 2018, approximately 90% of the shares voted on the proposal voted in favor of the Company’s executive compensation program.

RECOMMENDATION ON ITEM 3

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES (INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND RELATED NARRATIVE DISCUSSION).

44	2019 Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation and Human Resources Committee are Gerald Korde, Andrew B. Abramson, Eric P. Edelstein, Michael L. LaRusso, Marc J. Lenner, Suresh L. Sani and Jennifer W. Steans. None of the members of the Compensation and Human Resources Committee, or their affiliates have engaged in transactions or relationships required to be reported under the compensation committee interlock rules promulgated by the Securities and Exchange Commission with respect to members of our Compensation and Human Resources Committee.
CERTAIN TRANSACTIONS WITH MANAGEMENT
POLICY AND PROCEDURES FOR REVIEW, APPROVAL OR RATIFICATION OF RELATED PARTY TRANSACTIONS. Our related party transactions between Valley or any of its subsidiaries and an executive officer, director or an immediate family member and the companies such persons may own or control or have a substantial ownership interest in (collectively "insiders") are governed by our written related party transaction policy. Insiders may use Valley's services or may provide services to Valley. We require our directors and executive officers to complete a questionnaire, annually, to provide information specific to related party transactions. We expect our directors and officers to use the services of Valley National Bank.
With respect to the use of the Bank’s services by insiders, loans to insiders by the Bank are governed by Regulation O. Regulation O requires that such loans: (i) be made on the same or substantially similar terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable loans to third parties, and (ii) not involve more than the normal risk of collectability. Regulation O also requires that such loans be approved by a majority of the directors with the director who is the borrower, or related to the borrower, not present or voting.
With respect to other bank services provided to insiders, those services are provided on the same terms and conditions as provided to third parties, with no Board approval required.
With respect to insiders providing products or services, these transactions are subject to the related party transaction policy.
Under the related party transactions policy, transactions are referred for review and approval to the Nominating and Corporate Governance Committee. If the transaction presents a continuing relationship the activity is reviewed and, if appropriate, approved by the Committee. If the transaction is new, the Committee is charged with reviewing it and approving it if it is believed to be in the best interests of Valley. If a transaction is not approved, the services offered will not be used. If an ongoing transaction fails to be ratified it will, if possible, be cancelled in accordance with any contractual rights. The Audit Committee oversees compliance with the related party transaction policy.
TRANSACTIONS. The Bank has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans: (i) were made in the ordinary course of business, (ii) were made on the same terms, including interest rates and collateral, as those available to other persons not related to Valley, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.
During 2018, Valley made payments for services to insider entities with which at least one director is affiliated; except as indicated, the payments were less than 5% of the entity’s gross revenue. Each of the following payments were approved, under our related party transaction policy.

•
During 2018, Valley and its borrowers made payments totaling approximately $308,404 for legal services to a law firm in which director Graham O. Jones is the sole equity partner. The fees represented 27% of the firm's gross revenues.

Of the fees paid by Valley and its borrowers to Jones & Jones, $203,106 were for loan review services and approximately $105,298 were for collection proceedings.
With respect to loan closings, Valley sets the fees to be paid by a borrower when Jones & Jones acts as its review counsel in commercial real estate loan transactions which fees are subject to the acceptance by the borrower. In collection actions, the fee must be reasonable. Valley currently utilizes over 100 law firms for loan closings and collection efforts. Jones and Jones’ fees are comparable.

•
In 2001, Valley National Bank purchased $150 million of bank-owned life insurance ("BOLI") from a nationally known life insurance company after a lengthy competitive selection process and substantial negotiations over policy costs and terms. The amount of the premiums and the terms of the policies are substantially the same as those prevailing for comparable policies with other insurance companies and brokers. During 2007, the Bank purchased $75 million of additional BOLI from the same life insurance company. This purchase was also completed after a competitive selection process with other vendors. The son-in-law of Mr. Lipkin is a licensed insurance broker who introduced Valley to the program offered by this nationally recognized life insurance company. Mr. Lipkin’s son-in-law was introduced to an insurance broker for the life insurance company sometime in 2000 or 2001 by a mutual friend. The

2019 Proxy Statement	45

son-in-law introduced the broker to Valley National Bank and provided assistance during the BOLI proposal and selection process. As is customary among brokers who introduce a client to another broker, Mr. Lipkin’s son-in-law receives commissions (with a percentage dollar amount and time period for payment which are each typical for such referral services) for the life of the policy.
In 2018, Mr. Lipkin’s son-in-law received $22,736 in insurance commissions relating to the Bank’s BOLI purchases, pursuant to the arrangement he entered into with the insurance broker associated with the insurance company. The aggregate amount of commissions paid to date (from 2001 to 2018) to the son-in-law totaled approximately $841,644 and the anticipated aggregate amount of commissions he will receive over the next 15 years is approximately $300,000 (the compensation was structured as a declining revenue stream; for example, he would earn approximately $11,000 in year 2033).

•
In 2011 Valley acquired State Bancorp, Inc. At the time of acquisition, State Bancorp leased a branch located in Westbury, New York. In connection with the acquisition of State Bancorp, the Boards of State Bancorp and Valley agreed that Mr. Wilks was to be elected to the Board of Valley National Bancorp. In connection with the merger of State Bancorp into Valley, effective January 1, 2012, Valley assumed the lease for the Westbury, New York branch. The lease provides for fixed rental payments of approximately $190,000 per year with no additional rent, such as real estate taxes, insurance and parking lot maintenance. The lease may be terminated at any time by the landlord upon not less than 130 days written notice. The landlord, Westbury Plaza Associates, L.P., is a limited partnership which is controlled by the Estate of Mr. Wilks’ father-in-law and beneficially owned by both the Estate and a trust for the benefit of Mr. Wilks’ spouse. Westbury Plaza Associates is a limited partnership which is part of a larger organization. Valley’s rental payments in 2018 represented approximately less than 1/2 of 1% of the annual gross revenue of the larger organization.

EMPLOYMENT OF IMMEDIATE FAMILY MEMBERS. Valley has always welcomed as new employees qualified relatives of our current employees. Currently, a number of our employees have relatives who also work for Valley. Dianne Grenz is an executive officer of Valley. Valley employs her daughter, who in 2018 earned $139,061. The daughter and son-in-law of Rudy Schupp, a former executive officer of Valley, are employed by Valley and in 2018 and earned $123,000 and $161,147, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC by certain deadlines. During 2018, Gerald Korde filed a late Form 4 (reporting the sale of 3,000 shares held by his adult son's grantor trust of which his adult son is the sole beneficiary) due to legal questions related to whether the sale by his son should be reported.
We believe all our other directors and executive officers complied with their Section 16(a) reporting requirements in 2018.

46	2019 Proxy Statement

ITEM 4
SHAREHOLDER PROPOSAL
Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, the beneficial owner of no less than 300 shares of Common Stock, has advised the Company that he intends to propose a resolution at the 2019 Annual Meeting. Mr. Steiner has appointed John Chevedden of 2215 Nelson Ave., No. 205 Redondo Beach, CA 90278, and/or his designee to act on his behalf in matters relating to the proposed resolution. In accordance with SEC rules, the text of the resolution and supporting statement appear below, printed verbatim from the submission.
For the reasons set forth in the Statement in Opposition immediately following this shareholder proposal, our Board of Directors recommends that you vote AGAINST this proposal.
Proposal 4 - Independent Board Chairman
Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next Chief Executive Officer transition, implemented so it does not violate any existing agreement.
If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.
This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73% support at Netflix. These 5 majority votes would have been a still higher majority if all shareholders had access to independent proxy voting advice.
An independent Board Chairman is more important because Valley National seems to have a serious problem with board refreshment. Plus our stock was at $10 five-years ago and was still at a flat $10 at the time this proposal was submitted. The following directors had excessive tenure which erodes their independence:
Gerald Lipkin         32-years
Gerald Korde         29-years
Pamela Bronander    25-years
Andrew Abramson    24-years
Graham Jones        21-years
Eric Edelstein        15-years
Michael LaRusso    14-years

Plus these directors had an oversized influence on our most important board committees - holding 12 of the 21 positions. Plus Jeffrey Wilkes received 20% in negative votes. And then Andrew Abramson (Lead Director), Gerald Korde, Marc Lenner, Pamela Bronander each received more than 10% in negative votes.
Also our insider Chairman, Gerald Lipkin, had 32-years long tenure and our Lead Director, Andrew Abramson, had long-tenure of 24-years. Long-tenure can impair the independence of a director -no matter how well qualified. Independence is a priceless attribute in a Chairman and a Lead Director.
An independent Chairman is best positioned to build up the oversight capabilities of our directors while our CEO addresses the challenging day-to-day issues facing the company.
Please vote yes:
Independent Board Chairman - Proposal 4

Board of Directors Statement in Opposition to Shareholder Proposal 4 on
Independent Board Chairman
The Board recommends you vote AGAINST this proposal for the following reasons:
The Board recognizes that an independent Board is critical to its role of management oversight and representing the interests of shareholders. The Board also recognizes the significance of board refreshment to effective corporate governance.
The Board believes that its processes and results demonstrate a continuing commitment to independence and management oversight as well as Board refreshment.
The proposal requests a specific means to achieve an independent Board - namely an independent chairperson. An independent chairperson means separating the CEO and chairperson position.
The Board believes it is important to preserve flexibility in choosing the best leadership structure for the Company. The directors believe that maintaining a strong, independent board may take different forms. An independent Lead Director is crucial when the chairperson is not independent. For the last year, the CEO/Chair position has been separated but the chairperson was not independent. The Board anticipates that going forward it may combine the role of chairperson and CEO. The Board does not believe the combined Chair/CEO position weakens independent corporate governance or impedes its ability to provide

2019 Proxy Statement	47

effective independent oversight. An independent chairperson is not a measure of independent board leadership.
The Board currently believes that independent Board leadership is effectively provided by the election by the independent directors of an independent Lead Director. As provided in the Corporate Governance Guidelines, the Lead Director:

•	Has the responsibility to identify issues for Board consideration and assist in forming a consensus among directors;

•	Has the authority to call meetings of independent directors and/or non-management directors and preside at all executive sessions of independent and non-management directors;

•	Establishes the agenda for all meetings and executive sessions of the independent directors and/or non-management directors, with input from other directors;

•	Has the authority to retain outside advisors who report directly to the Board, with the prior approval of the Board;

•
Serves as a liaison between the CEO and the other directors and assists the CEO and/or chairperson with establishing meeting agendas, meeting schedules and assuring sufficient time for discussion of agenda items; and

•	Leads the independent director evaluation of the effectiveness of the CEO and any non-independent Chairman.
Separately, no prevailing empirical evidence supports the merits of independent chairs.

RECOMMENDATION ON ITEM 4

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSALS
New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus, any substantive proposal, including shareholder proposals, must be referred to in our Notice of Annual Meeting of Shareholders in order for the proposal to be considered at a meeting of Valley's shareholders.
An SEC rule requires certain shareholder proposals be included in the notice of meeting. Proposals of shareholders which are eligible under the SEC rule to be included in our 2020 proxy materials must be received by the Corporate Secretary of Valley National Bancorp no later than November 8, 2019. If we change our 2020 annual meeting date to a date more than 30 days from the anniversary of our 2019 annual meeting, then the deadline will be changed to a reasonable time before we begin to print and mail our proxy materials. If we change the date of our 2020 annual meeting by more than 30 days from the anniversary of this annual meeting, we will so state in first quarterly report on Form 10-Q we file with the SEC after the date change, or will notify our shareholders by another reasonable method.

48	2019 Proxy Statement

OTHER MATTERS
The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.
Shareholders are urged to vote by Internet or telephone or sign the enclosed proxy and return it in the enclosed envelope. The proxy is solicited on behalf of the Board of Directors.

By Order of the Board of Directors
Wayne, New Jersey
March 8, 2019
A copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2018 filed with the Securities and Exchange Commission will be furnished to any shareholder upon written request addressed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. Our Annual Report on Form 10-K (without exhibits) is also available on our website at the following link: http:www.valley.com/filings.html

2019 Proxy Statement	49

APPENDIX A

VALLEY NATIONAL BANCORP Valley Peer 20 2018 Size Comparisons
Company	Ticker	Net Income (in thous.)	Total Revenue (in thous.)	Total Assets (in thous.)	Market Capitalization (in mil.)
Banc of California, Inc.	BANC	$45,472	$309,991	$10,630,067	$674.0
BankUnited, Inc.	BKU	324,866	1,182,115	32,164,326	2,968.0
Berkshire Hills Bancorp, Inc.	BHLB	105,765	469,235	12,212,231	1,225.0
Community Bank System, Inc.	CBU	168,641	569,114	10,608,359	2,988.0
Cullen/Frost Bankers, Inc.	CFR	454,918	1,309,178	32,293,000	5,539.0
F.N.B. Corporation	FNB	372,858	1,208,140	33,101,840	3,191.0
Fulton Financial Corporation	FULT	208,393	825,981	20,682,152	2,634.0
IBERIABANK Corp.	IBKC	370,249	1,165,810	30,826,166	3,522.0
Investors Bancorp, Inc.	ISBC	202,576	689,175	26,229,008	2,977.0
New York Community Bancorp, Inc.	NYCB	422,417	1,122,553	51,899,376	4,456.0
Old National Bancorp	ONB	190,830	732,907	19,728,435	2,697.0
PacWest Bancorp	PACW	465,339	1,189,549	25,731,354	4,100.0
People's United Financial, Inc.	PBCT	468,100	1,602,400	47,877,300	5,444.0
Prosperity Bancshares	PB	321,812	745,605	22,693,402	4,351.0
Signature Bank	SBNY	505,342	1,322,265	47,364,816	5,659.0
Sterling Bancorp	STL	447,254	1,070,600	31,383,307	3,570.0
Texas Capital Bancshares, Inc.	TCBI	300,824	992,884	28,257,767	2,565.0
Umpqua Holdings Corporation	UMPQ	316,263	1,218,056	26,939,781	3,502.0
United Bankshares, Inc.	UBSI	256,342	717,357	19,250,498	3,183.0
Webster Financial Corporation	WBS	360,418	1,189,249	27,610,315	4,547.0
Valley National Bancorp	VLY	261,428	991,255	31,863,088	2,943.0

50	2019 Proxy Statement

ADMISSION TICKET

You may attend the meeting only if you own shares of common stock at the close of business on Tuesday, February 19, 2019. Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Please bring this admission ticket with you to the meeting and allow ample time for the admission process.

0

VALLEY NATIONAL BANCORP

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, APRIL 17, 2019

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ANDREW B. ABRAMSON, ERIC P. EDELSTEIN and MARC LENNER and each of them, as Proxy, each with full power of substitution, to vote all of the stock of VALLEY NATIONAL BANCORP standing in the undersigned's name at the Annual Meeting of Shareholders of VALLEY NATIONAL BANCORP, to be held at 100 Furler Street, Totowa, NJ, on Wednesday, April 17, 2019 at 9:00 a.m., local time, and at any adjournment thereof for all matters as indicated upon the reverse side, and at their discretion, upon other matters that may properly come before the meeting. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified on the reverse side. If no choice is specified, the proxy will be voted FOR the election of all nominees for director listed on this proxy; FOR proposals 2 and 3; and in the case of proposal 4, AGAINST. Shares, if any, held for your account by the trustee for the dividend reinvestment plan will be voted in the same manner as you vote the shares in your name individually.

(Continued and to be signed on the reverse side.)

1.1

14475

ANNUAL MEETING OF SHAREHOLDERS OF

VALLEY NATIONAL BANCORP

April 17, 2019

Important Notice Regarding The Availability Of Proxy Materials For The Shareholder Meeting To Be Held On Wednesday, April 17, 2019.
The Proxy Statement and the Annual Report are available at the following weblink:
www.proxydocs.com/VLY

ADMISSION TICKET

You may attend the meeting only if you own shares of common stock at the close of business on Tuesday, February 19, 2019. Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Please bring this admission ticket with you to the meeting and allow ample time for the admission process.

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

↓ Please detach along perforated line and mail in the envelope provided. ↓

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1.

1. ELECTION OF 12 DIRECTORS:

	Nominee	FOR	AGAINST	ABSTAIN
1a	Andrew B. Abramson	☐	☐	☐
1b	Peter J. Baum	☐	☐	☐
1c	Eric P. Edelstein	☐	☐	☐
1d	Graham O. Jones	☐	☐	☐
1e	Michael L. LaRusso	☐	☐	☐
1f	Marc J. Lenner	☐	☐	☐
1g	Gerald H. Lipkin	☐	☐	☐
1h	Ira Robbins	☐	☐	☐
1i	Suresh L. Sani	☐	☐	☐
1j	Melissa J. Schultz	☐	☐	☐
1k	Jennifer W. Steans	☐	☐	☐
1l	Jeffrey S. Wilks	☐	☐	☐

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 2 AND 3.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

	FOR	AGAINST	ABSTAIN
4. SHAREHOLDER PROPOSAL FOR AN INDEPENDENT BOARD CHAIRMAN	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder: ____________ Date: ________ Signature of Shareholder: ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

VALLEY NATIONAL BANCORP

April 17, 2019

PROXY VOTING INSTRUCTIONS

Vote online/phone until 11:59 PM EST the day before the meeting.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON WEDNESDAY, APRIL 17, 2019. The Proxy Statement and the Annual Report are available at the following weblink: www.proxydocs.com/VLY

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1.

1. ELECTION OF 12 DIRECTORS:

		FOR	AGAINST	ABSTAIN
1a	Andrew B. Abramson	☐	☐	☐
1b	Peter J. Baum	☐	☐	☐
1c	Eric P. Edelstein	☐	☐	☐
1d	Graham O. Jones	☐	☐	☐
1e	Michael L. LaRusso	☐	☐	☐
1f	Marc J. Lenner	☐	☐	☐
1g	Gerald H. Lipkin	☐	☐	☐
1h	Ira Robbins	☐	☐	☐
1i	Suresh L. Sani	☐	☐	☐
1j	Melissa J. Schultz	☐	☐	☐
1k	Jennifer W. Steans	☐	☐	☐
1l	Jeffrey S. Wilks	☐	☐	☐

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 2 AND 3.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

	FOR	AGAINST	ABSTAIN
4. SHAREHOLDER PROPOSAL FOR AN INDEPENDENT BOARD CHAIRMAN	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder: ______ Date: ______ Signature of Shareholder: ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice of Availability of Proxy Materials for the Shareholder Meeting of

VALLEY NATIONAL BANCORP

To Be Held On:

Wednesday, April 17, 2019

100 Furler Street, Totowa, NJ

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before March 28, 2019.

Please visit www.proxydocs.com/VLY, where the following materials are available for view:

- Notice of Annual Meeting of Shareholders
- Proxy Statement
- Form of Electronic Proxy Card
- Annual Report on Form 10-K

TO REQUEST MATERIAL: **TELEPHONE: (800) 522-4100 EXT3380**
E-MAIL: investorrelations@valley.com
WEBSITE: valley.com

TO VOTE:

ONLINE: To access your online proxy card, please visit **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting.

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

TELEPHONE: To vote by telephone, please visit **www.voteproxy.com** to view the materials and to obtain the toll free number to call.

MAIL: You may request a card by following the instructions above.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED IN PROPOSAL 1.

1. ELECTION OF 12 DIRECTORS:

1a Andrew B. Abramson

1b Peter J. Baum

1c Eric P. Edelstein

1d Graham O. Jones

1e Michael L. LaRusso

1f Marc J. Lenner

1g Gerald H. Lipkin

1h Ira Robbins

1i Suresh L. Sani

1j Melissa J. Schultz

1k Jennifer W. Steans

1l Jeffrey S. Wilks

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 2 AND 3.

3. AN ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

4. SHAREHOLDER PROPOSAL FOR AN INDEPENDENT BOARD CHAIRMAN

Please note that you cannot use this notice to vote by mail.